Filed Pursuant to Rule 424(b)(5)
File No. 333-61878

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 18, 2005
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated June 21, 2001)

$
LEHMAN BROTHERS HOLDINGS INC.
Exchangeable Tracker Notes due May       , 2007
Performance Linked to the CBOE S&P 500® BUYWRITESM Index (BXMSM)

General:

  Senior unsecured obligations of Lehman Brothers Holdings.
  Performance linked to the CBOE S & P 500® BUYWRITESM Index (the “BXM Index”).
  Denominations: $1,000 and whole multiples of $1,000.
  Issue Price: $1,010 per $1,000 principal amount of notes.
  Minimum initial investment: $10,100 (for $10,000 principal amount).
  Stated maturity date: May       , 2007, subject to postponement if a market disruption event occurs on the maturity valuation date.
  Maturity valuation date: May       , 2007, subject to postponement if a market disruption event occurs.
  Application has been made to list the notes on the American Stock Exchange under the trading symbol “BIT.A.”

Payments:

  No interest will be paid on the notes.
  On the stated maturity date, Lehman Brothers Holdings will pay to you, per $1,000 principal amount of notes, an amount of cash equal to the net note value determined as of the maturity valuation date, which is the sixth trading day prior to the maturity date.
  The net note value for each $1,000 principal amount of notes, determined as of any trading day, will be the following:
adjusted closing index level
$1,000	x
initial index level
where:
–	The initial index level is , the closing level of the BXM Index on the date of this prospectus supplement.
–	The adjusted closing index level will be the closing level of the BXM Index on such trading day, as reduced by a monthly adjustment factor of 0.133% for each of the monthly adjustment dates that have occurred from the date of this prospectus supplement up to and including such trading day.
–	The monthly adjustment date for each calendar month will be the trading day immediately prior to the day that monthly call options on the S&P 500 Index are valued upon expiration on the Chicago Board Options Exchange (CBOE), which is generally the third Friday of each month. The monthly adjustment date for the month of May 2007 shall occur on the maturity valuation date.
  Prior to the stated maturity date, you may exchange no less than $100,000 principal amount of notes on any trading day in any exchange period for an amount of cash equal to the net note value determined as of the exchange valuation date, which is the first trading day after the end of that exchange period.
–	The exchange periods are the first ten calendar days of March, June, September and December of each year, up to and including March 2007, beginning in June 2005.
  The level of the BXM Index must increase in order for you to receive at least the $1,010 issue price per note at maturity or upon exchange. If the level of the BXM Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the $1,010 issue price per note. It is possible to lose your entire investment in the notes.

Investing in the notes involves risks. Risk Factors begin on page S-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	101%	$
Underwriting discount	%	$
Proceeds to Lehman Brothers Holdings	%	$

The notes are expected to be ready for delivery in book-entry form only through The Depository Trust Company on or about May       , 2005.

Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings’ securities. It may act as principal or agent in, and this prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

LEHMAN BROTHERS

May       , 2005

Standard and Poor’s® and S&P® are trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. BXMSM is a service mark of Chicago Board Options Exchange. These trademarks and service marks have been licensed for use by Lehman Brothers Holdings Inc. The notes, based on the performance of the CBOE S&P 500 BUYWRITESM Index, are not sponsored, endorsed, sold or promoted by Standard &Poor’s or Chicago Board Options Exchange and neither makes any representation regarding the advisability of investing in the notes.

     You should only rely on the information contained or incorporated by reference in this prospectus supplement and the prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus, as well as information we have filed or will file with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date of the applicable document or other date referred to in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY INFORMATION—Q&A

This summary highlights selected information from this prospectus supplement and the prospectus to help you understand the Exchangeable Tracker Notes due May      , 2007. You should carefully read this prospectus supplement and the prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk Factors” section beginning on page S-9 to determine whether an investment in the notes is appropriate for you.

What are the notes?

The notes are senior obligations of Lehman Brothers Holdings, the value of which is linked to the performance of the BXM Index. The principal amount of each note is $1,000 and the issue price of each note is $1,010.

The notes will rank equally with all unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on May , 2007, unless postponed because a market disruption event occurs on the scheduled maturity valuation date. See “Description of the Notes.”

What payments will I receive on the notes before maturity?

Unlike ordinary debt securities, the notes do not pay interest and do not guarantee any return of principal at maturity.

If you elect to exchange all or part of your notes prior to maturity, Lehman Brothers Holdings will pay to you an amount of cash based on the performance of the BXM Index.

What will I receive if I exchange the notes during any exchange period or hold the notes until the stated maturity date?

Lehman Brothers will pay to you, per $1,000 principal amount of notes, an amount of cash equal to the net note value determined on the applicable valuation date upon exchange or at maturity. We refer to the valuation date for any exchange as the exchange valuation date and at maturity as the maturity valuation date.

The initial net note value on the day of this prospectus supplement equals $1,000.

The net note value for each $1,000 principal amount of notes, determined as of any trading day, will be the following:

adjusted closing index level
$1,000	x
initial index level

where:

  The initial index level is       , the closing level of the BXM Index on the date of this prospectus supplement.
  The adjusted closing index level will be the closing level of the BXM Index on such trading day, as reduced by a monthly adjustment factor of 0.133% for each of the monthly adjustment dates that have occurred from the date of this prospectus supplement up to and including such trading day. Mathematically, the adjusted closing index level will be the calculated based on the following formula:

closing index level x (1 – 0.133%) n

where:

–	‘n’ is the number of monthly adjustments that have occurred from the date of this pricing supplement up to and including such trading day.

–	The closing index level is the closing level of the BXM Index or any successor index on such trading day.
  The monthly adjustment date for each calendar month will be the trading day immediately prior to the day that monthly call options on the S&P 500 Index are valued upon expiration on the Chicago Board Options Exchange (CBOE), which is generally the third Friday of each month. The monthly adjustment date for the month of May , 2007 shall occur on the maturity valuation date. See The BXM Index—Call options.”

The exchange valuation date is scheduled to be the first trading day after the end of any exchange period. The exchange periods are the first ten calendar days of March, June, September and December of each year, up to and including March 2007, beginning in June 2005. The maturity valuation date is scheduled to be the sixth trading day before the maturity date.

If the calculation agent determines that a market disruption event has occurred on any such trading day, the calculation agent will, subject to certain limitations, determine the closing index level by reference to the closing index level on the next trading day on which there is not a market disruption event. Any such postponement will cause the payment you receive upon exchange to be postponed until three trading days after the date on which the closing index level is determined or cause the payment you receive at maturity to be postponed until six trading days after the date on which the closing index level is determined. In limited circumstances, the closing index level on the valuation date may be adjusted. See “Description of the Notes—Payment on the stated maturity date or any exchange date” and “Description of the Notes—Discontinuance of the BXM Index; Alteration of method of calculation.”

Because the initial net note value is approximately 1% less than the original issue price of the notes, the BXM Index must increase by at least 1% for the net note value to equal the original issue price of the notes, without taking into account the effect of the adjustment amount. Because the adjustment amount will reduce the net note value by 0.133% each month, or approximately 1.58% each year, the BXM Index must increase sufficiently above the initial index levels in order to compensate for these reductions in net note value. You could lose your entire investment if the BXM Index decreases dramatically.

We have provided the following hypothetical examples to demonstrate the combined effect that the initial net note value, the closing index level and the adjustment amount have on the payout to you on the notes at maturity.

Amount payable upon exchange or at maturity — examples

Here are four examples of the amount payable upon exchange or at maturity based on a hypothetical initial index level of 700.

Example 1. Assuming the closing index level of the BXM Index on the maturity valuation date is 800, which is approximately 14.3% higher than the initial index level:

The formula for calculating the amount payable at maturity per $1,000 principal amount of notes is:

Adjusted closing index level = 800 x (1- 0.133%) 24 = 774.85

774.85
Net note value	=	$1,000	x		=	$1,106.93
700

As a result, on the stated maturity date, you would receive $1,106.93 per $1,000 principal amount of notes, approximately 9.6% more than the original issue price of $1,010.

Example 2. Assuming the closing index level of the BXM Index on the maturity valuation date is 720, which is approximately 2.9% higher than the initial index level:

The formula for calculating the amount payable at maturity per $1,000 principal amount of notes is:

Adjusted closing index level = 720 x (1- 0.133%) 24 = 697.37

697.37
Net note value	=	$1,000	x		=	$996.24
700

As a result, on the stated maturity date, you would receive $996.24 per $1,000 principal amount of notes, approximately 1.4% less than the original issue price of $1,010.

Example 3. Assuming the closing index level of the BXM Index on the maturity valuation date is 600, which is approximately 14.3% lower than the initial index level:

The formula for calculating the amount payable at maturity per $1,000 principal amount of notes is:

Adjusted closing index level = 600 x (1- 0.133%) 24 = 581.14

581.14
Net note value	=	$1,000	x		=	$830.20
700

As a result, on the stated maturity date, you would receive $830.20 per $1,000 principal amount of notes, approximately 17.8% less than the original issue price of $1,010.

Example 4. Assuming the exchange occurs one year after issuance and the closing index level of the BXM Index on the exchange valuation date is 750, which is approximately 7.1% higher than the initial index level:

Because the exchange occurs one year before maturity, there are only twelve monthly adjustments. The formula for calculating the amount payable at maturity per $1,000 principal amount of notes is:

Adjusted closing index level = 750 x (1- 0.133%) 12 = 738.12

738.12
Net note value	=	$1,000	x		=	$1,054.45
700

As a result, on the exchange date, you would receive $1,054.45 per $1,000 principal amount of notes, approximately 4.4% more than the original issue price of $1,010.

How do I exchange the notes?

You may exchange your notes for the net note value on any trading day during the first ten calendar days of March, June, September and December of each year, up to and including March 2007, each of which we refer to as an exchange period, beginning in June 2005. The net note value for any exchange will be determined as of the first trading day after the end of the exchange period for that exchange, which we refer to as the exchange valuation date.

If you properly elect to exchange, Lehman Brothers Holdings will pay a cash amount equal to the net note value to the trustee for delivery to you on the third trading day following the exchange valuation date, which third day we refer to as the exchange date.

You must exchange at least $100,000 principal amount of notes.

To exchange your notes during any exchange period, you must instruct your broker or other person through whom you hold your notes to take the following steps through normal clearing system channels:

  fill out an official notice of exchange, which is attached as Annex A to this prospectus supplement;

  deliver your official notice of exchange to us (which must be acknowledged by us) on any trading day falling in an exchange period but prior to 12:00 noon, New York City time, on the last trading day in that exchange period; and

  transfer your book-entry interest in the notes to the trustee on our behalf at or prior to 10:00 a.m., New York City time, on the exchange date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the notes, you should consult the brokerage firm through which you own your interest for the relevant deadline. If you give us your official notice of exchange after 12:00 noon, New York City time, on the last trading day in an exchange period, your notice will not be effective, you will not be able to exchange your notes until the following exchange period, and you will need to complete all the required steps if you should wish to exchange your notes during any subsequent exchange period.

We may request that Lehman Brothers Inc., which is one of our broker-dealer subsidiaries, purchase the notes in exchange for the cash amount that would otherwise have been payable by us. Lehman Brothers Inc.’s agreement to purchase the exchanged notes will not affect your right to take action against us if Lehman fails to purchase your notes. Any notes purchased by Lehman Brothers Inc. will remain outstanding.

If you decide to sell your notes rather than exchange them or hold them till maturity, the price you receive may be less than your initial investment or the net note value for various reasons. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide significant liquidity. In addition, the notes may trade at prices that do not reflect the value of the BXM Index. Further, the notes may trade differently from other instruments or investments that are benchmarked to the BXM Index. See “Risk Factors—The notes may not be actively traded.” and “Risk Factors—The notes may trade at prices that do not reflect the value of the BXM Index.”

Who publishes the BXM Index and what does the BXM Index measure?

The BXM Index is calculated and published by the Chicago Board Options Exchange, which we refer to as the CBOE. The BXM Index measures the total rate of return of a “buy-write,” or “covered call,” strategy on the S&P 500 Index. This strategy is referred to as an at-the-money covered call strategy.

An at-the-money covered call strategy on an index is one in which an investor holds (or buys) an investment representing an index and sells (or “writes”) an option on the index with a strike price that is equal to, or slightly greater than, the level of the index when the option is sold, or written.

A buy-write strategy provides income from option premiums, or the money received for selling the option. These premiums can, to some extent, offset an investor’s losses if there is a decline in the level of the index on which the option is sold. However, the strategy limits participation in appreciation of the index beyond the option’s strike price. In the case of an at-the-money covered call strategy, because the strike price of the option that is sold is equal to or slightly greater than the level of the index when the option is sold, the investor will participate in little or no index appreciation. Thus, in a period of significant stock market appreciation, a covered call strategy is likely to produce lower returns than would an investment linked to the index that does not involve a covered call strategy.

The BXM Index measures the hypothetical “total rate of return” of this strategy on the S&P 500 Index because the calculation of its value incorporates both the ordinary cash dividends paid on stocks underlying the S&P 500 Index as well as the option premium hypothetically received from writing call options on the S&P 500 Index. The method of calculating the BXM Index effectively reinvests the dividends and option premium into the S&P 500 Index on the day they are paid (in the case of dividends) or received (in the case of option premium), subject to fluctuations in the level of both the S&P 500 Index and the value of the call option on the S&P 500 Index. The BXM Index does not, however, have a cash component. Instead, the formula for the BXM Index effectively converts the cash value of any dividends on stocks underlying the S&P 500 Index and the option premium payable in respect of the written call options into covered S&P 500 Index units. For more information, see “Risk Factors— Investment in the notes is not the same as investing directly in the BXM Index or pursuing a buy-write strategy directly” and “The BXM Index.”

How has the BXM Index performed historically?

Lehman Brothers Holdings has provided a table beginning on page S-27 showing the quarterly closing levels and hypothetical historical performance of the BXM Index since January 1, 2000 through April 15, 2005 under the section of this prospectus supplement captioned “The BXM Index—Indicative and historical information.” Lehman Brothers Holdings has provided this historical information to help you evaluate the behavior of the BXM Index so that you can with respect to an investment in the notes. You should realize, however, that past performance is not necessarily indicative of how the BXM Index or the notes will perform in the future. For more specific information about the BXM Index and its calculation, see the section entitled “The BXM Index.”

Because a buy-write strategy limits participation in the appreciation of the S&P 500 Index, an investment in the notes is not the same as an investment linked to the performance of the S&P 500 Index or the stocks underlying the S&P 500 Index. See “Risk Factors—The appreciation of the BXM Index may be less than that of the S&P 500 Index due to the effect of the BXM Index’s buy-write strategy.”

The following chart illustrates the comparative performance of a hypothetical $100,000 investment in the BXM Index and a hypothetical $100,000 investment in the S&P Total Return Index over the period from June 1, 1988 through April 15, 2005. Because the CBOE began public dissemination of the BXM Index on April 11, 2002, the index levels set forth below prior to April 11, 2002 are based on historical trading data for the S&P 500 Index and the applicable one-month, at-the-money S&P 500 Index call options listed on the CBOE, calculated by the CBOE as though the BXM Index had been published during that period. The S&P Total Return Index is a measure of the total return of the stocks comprising the S&P 500 Index that includes dividends by adding the daily indexed dividend returns on those stocks to the daily price change of the S&P 500

Index. In each case, the performance of the hypothetical $100,000 investment is reported excluding any fees or other deductions that could be applicable to an actual investment linked to the BXM Index or the S&P Total Return Index, such as the 0.133% monthly adjustment applicable to the notes.

How will I be able to find the index level of the BXM index at any point in time?

You can obtain the level of the BXM Index at any time from the Bloomberg service under the symbol “BXM”. You may also obtain the index level of the BXM Index at any time from the CBOE’s website, at http://www.cboe.com. We have provided this website address as an inactive textual reference only and the information contained on such website is not a part of this prospectus supplement.

Who will be the calculation agent for the notes?

We have appointed Lehman Brothers Inc. to act as the calculation agent for Citibank, N.A., the trustee for our senior debt securities in respect of the notes. As calculation agent, Lehman Brothers Inc. will determine, among other things, the cash amount that you will receive at maturity or upon the exercise of your exchange right.

Will there be any additional commissions paid to brokerage firms that hold our notes?

In addition to the commission paid at the time of the initial offering of the notes, in each calendar year, Lehman Brothers Holdings or one of its affiliates will pay commissions equal to 0.6% multiplied by the average net note value per note proportionately to brokerage firms on an annual basis, including Lehman Brothers Inc. and its affiliates, whose clients purchased notes in the initial offering and who continue to hold their notes on the last business day of each calendar year. The average net note value will equal the sum of the net note values of the notes on each monthly adjustment date during that calendar year divided by the number of monthly adjustment dates in that calendar year. If the notes mature or are exchanged, sold or transferred by the clients before the last business day of the calendar year, commissions will be paid to brokerage firms on a monthly pro rata basis for that calendar year, and the average net note value will be calculated up to and including the monthly adjustment date on or prior to the date of such sale or transfer. These annual commissions, combined with the commission paid on the day the notes were initially offered for sale to the public, will not in any event exceed 8% of the issue price per note. Paying commissions over time may cause the brokerage firm at which you hold your notes to have economic interests that are different than yours. For more information about the payment of these additional commissions, see “Underwriting” and “Risk Factors—The brokerage firm at which you hold your notes may have economic interests that are different from yours.”

Are there any risks associated with my investment?

Yes, the notes are subject to a number of risks. See “Risk Factors” beginning on page S-9.

What about taxes?

In the opinion of our special tax counsel, Davis Polk & Wardwell, your purchase and ownership of the notes should be treated as an “open transaction” for U.S. federal income tax purposes, although other characterizations could be asserted by the Internal Revenue Service (the “IRS”). If your notes are so treated, you should not be required to accrue any income during the term of the notes. You should be treated as recognizing capital gains or losses upon the maturity of your notes (or upon the sale, exchange or other disposition of your notes prior to maturity) in an amount equal to the difference between the amount realized at such time and your tax basis in such notes, which should equal the price you paid for them. Your capital gains or losses should be long-term if your holding period for the notes at the time they mature (or are otherwise disposed of) exceeds one year.

Income or gain realized upon a sale or exchange of the notes generally will not be subject to U.S. federal withholding tax. However, non-U.S. holders may be withheld upon at a rate of 30% unless they have satisfied certain documentation requirements. Non-U.S. holders may apply to the IRS for a refund of any tax withheld, although no assurances can be given that such refund claim will be successful.

You should review carefully the section called “United States Federal Income Tax Consequences,” and consult your tax advisor regarding the tax treatment of the notes and whether a purchase of the notes is advisable in light of your particular situation.

Who is Lehman Brothers Holdings?

Lehman Brothers Holdings Inc. is one of the leading global investment banks, serving institutional, corporate, government and high-net-worth clients and customers. Lehman Brothers Holdings’ worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region. See “Prospectus Summary—Lehman Brothers Holdings Inc.” and “Where You Can Find More Information” on page 2 and 6 respectively, of the prospectus.

You may request a copy of any document Lehman Brothers Holdings files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities and Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers Holdings at the following address, which replaces the address provided in the prospectus:

Office of the Corporate Secretary
399 Park Avenue
New York, New York 10022
(212) 526-0858

What is the role of Lehman Brothers Inc.?

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, is the underwriter for the offering and sale of the notes. Lehman Brothers Inc. will also be the calculation agent for purposes of calculating the amount payable to you. Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See “Risk Factors—Potential conflicts of interest exist because Lehman Brothers

Holdings controls Lehman Brothers Inc., which will act as the calculation agent” and “Description of the Notes—Calculation agent.”

After the initial offering, Lehman Brothers Inc. intends to buy and sell the notes to create a secondary market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes. However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they have begun.

In what form will the notes be issued?

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. Except in very limited circumstances, you will not receive a certificate for your notes.

Will the notes be listed on a stock exchange?

Lehman Brothers Holdings has applied to list the notes on the American Stock Exchange under the trading symbol “BIT.A”. You should be aware that the listing of the notes on the American Stock Exchange, if accepted, will not necessarily ensure that a liquid trading market will be available for the notes.

RISK FACTORS

You should carefully consider the risk factors provided below as well as the other information contained in this prospectus supplement, the prospectus and the documents incorporated in these documents by reference. As described in more detail below, the trading price of the notes may vary considerably before the maturity date due, among other things, to fluctuations in the prices of the common stocks that make up the S&P 500 Index and other events that are difficult to predict and beyond Lehman Brothers Holdings’ control.

You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances. The notes are not secured debt and are riskier than ordinary unsecured debt securities that repay a fixed principal amount. Because the notes will be repaid by payment of an amount of cash based on the performance of the BXM Index, there is no guaranteed return of principal at maturity.

These notes are different from conventional debt securities of Lehman Brothers Holdings in several ways.

  The payments you receive at maturity may be less than the price at which the notes are being initially sold to the public. The level of the BXM Index must increase in order for you to receive at least the $1,010 issue price per note at maturity or upon exchange. If the level of the BXM Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less than the $1,010 issue price per note. It is possible to lose your entire investment in the notes.

  The payment you receive at maturity may be less than the yield on a conventional debt security of comparable maturity. The amount Lehman Brothers Holdings pays you on the stated maturity date may be less than the return you could earn on other investments. Because the amount you receive on the stated maturity date may be less than, equal to or only slightly greater than the price at which the notes are initially being sold to the public, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Lehman Brothers Holdings. In addition, any return on the notes may not fully compensate you for any opportunity cost to you of investing in the notes when you take into account inflation and other factors relating to the time value of money.
  No interest will be paid on the notes. The notes do not pay interest.

The initial net note value and the monthly adjustment will have the effect of reducing your participation in the BXM Index.

Because the initial net note value is approximately 1% less than the original issue price of the notes, the BXM Index must increase by 1% for the net note value to equal the issue price of the notes, without taking into account the effect of the monthly adjustment. The monthly adjustment will reduce the net note value by 0.133% each month, or approximately 1.58% each year. Because the initial net note value is less than the original issue price of the notes and due to the effect of the monthly adjustment on the payout on the notes, the BXM Index must increase substantially in order for you to receive an amount upon sale, exchange or at maturity equal to the original issue price for each note.

For example, assuming a monthly compounded growth rate of 0.1636% in the BXM Index over the term of the notes, the total return on your investment in the notes at maturity would be -0.27%, even though the total return of the BXM Index at maturity is 4%. To demonstrate the combined effect that the initial net note value and the adjustment amount have on the payout to you on the notes at maturity, please review the hypothetical calculations in “Description of the Notes—Hypothetical returns at maturity.”

The appreciation of the BXM Index may be less than that of the S&P 500 Index due to the effect of the BXM Index’s buy-write strategy.

Because a buy-write strategy limits participation in the appreciation of the underlying asset, in this case, the S&P 500 Index, an investment in the notes is not the same as an investment linked to the performance of the S&P 500 Index or the stocks underlying the S&P 500 Index. The call option included in the BXM Index limits the BXM Index’s participation in the appreciation of the S&P 500 Index above the strike price of that call option. Consequently, the BXM Index will not participate as fully in the appreciation of the S&P 500 Index as would an investment linked directly to the S&P 500 Index or a direct investment in the stocks underlying the S&P 500 Index. In general, if the level of the S&P 500 Index increases above the strike price of the call option by an amount that exceeds the premium received from the sale of the call option, the value of your buy-write strategy will be less than the value of an investment directly linked to the S&P 500 Index.

While the strike price of the call option included in the BXM Index will operate to limit the BXM Index’s participation in any increase in the level of the S&P 500 Index, the BXM Index’s exposure to any decline in the level of the S&P 500 Index will not be limited.

Investment in the notes is not the same as investing directly in the BXM Index or pursuing a buy-write strategy directly.

Although the BXM Index will reflect reinvestment of dividends paid on the stocks underlying the S&P 500 Index and premium in respect of options written on the S&P 500 Index, the return on the notes will not be the same as the return on a buy-write strategy implemented by holding the stocks underlying the S&P 500 Index and writing call options on the index because dividends paid on the stocks underlying the S&P 500 Index and option premium will be incorporated into the BXM Index and will thereafter be subject to fluctuations in the price of both the S&P 500 Index and the call option included in the BXM Index.

Furthermore, you will not have the right to receive the stocks underlying the S&P 500 Index. As an owner of the notes, you will not have any shareholder rights in the underlying stocks or any ownership interest in any option on the S&P 500 Index, and you should expect that the tax treatment of your investment in the notes will differ from a direct investment in the underlying stocks and options on the S&P 500 Index. In addition, investing in notes is not equivalent to investing in a mutual fund or other pooled investment that invests in the underlying stocks or that is benchmarked to the BXM Index. The return on your investment in the notes may differ from the return you might earn on a direct investment in a mutual fund or other pooled investment over a similar period.

Historical levels of the BXM Index or values of the stocks underlying S&P 500 Index should not be taken as an indication of the future performance of the BXM Index or the stocks underlying S&P 500 during the term of the notes.

You cannot predict the future performance of the BXM Index or the stocks underlying the S&P 500 Index based on their historical performance. In addition, there can be no assurance that the final BXM Index level will exceed the initial BXM Index level by a sufficient amount such that you will receive at maturity, or upon exchange, a payment in excess of the issue price of the notes.

The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. is willing to purchase the notes in secondary market transactions at any time will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in our obligations under the notes.

In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of dealer discounts, mark-ups or other transaction costs.

The notes may trade at prices that do not reflect the level of the BXM Index.

The notes may trade at prices that do not reflect the level of the BXM Index. In addition, the notes may trade differently from other instruments or investments that are benchmarked to the BXM Index.

The notes may not be actively traded.

There may be little or no secondary market for the notes. Although an application for listing the notes on the American Stock Exchange has been made, it is not possible to predict whether the notes will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. Lehman Brothers Inc. currently intends to act as a market maker for the notes but is not required to do so and may discontinue its market making activities at any time without notice.

The value of the notes will be affected by numerous factors, some of which are related in complex ways.

The value of the notes in the secondary market will be affected by supply and demand of the notes, the index level at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the notes before the stated maturity date may be at a discount, which could be substantial, from the price at which the notes are initially being sold to the public, if, at that time, the closing index level is less than, equal to or not sufficiently above the initial index level. A change in a specific factor could have the following impacts on the market value of the notes, assuming all other conditions remain constant.

•  Index. Lehman Brothers Holdings expects that the market value of the notes will depend substantially on the performance of the BXM Index, which is based on the level of the S&P 500 Index and the call options included in the BXM Index. If you decide to sell your notes prior to the stated maturity date, you may nonetheless receive substantially less than the amount that would be payable on the stated maturity date based on the closing index level on the date you sell your notes because of expectations that the index level will continue to fluctuate until the amount payable on the stated maturity date is determined. If you decide to sell your notes when the closing index level is at, below or not sufficiently above the initial index level, you can expect to receive less than the price at which the notes are initially being sold to the public. Political, economic and other developments that affect the outlook for securities in the S&P 500 Index are likely to directly affect the index level of the S&P 500 Index and the BXM Index and could indirectly affect the value of the notes.

•  Value of the call options included in the BXM Index. The trading value of the notes may be affected by changes in the value of the call options on the S&P 500 Index included in the BXM Index.

•  Interest rates. The trading value of the notes may be affected by changes in interest rates. In general, if U.S. interest rates change, the trading value of the notes may be adversely affected.

•  Volatility of the BXM Index. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the level of the BXM Index changes, the trading value of the notes may be adversely affected. Lehman Brothers Holdings is unable to predict the effect of these events on the future level or volatility of the BXM Index.

•  Merger and acquisition transactions. Some of the securities included in the S&P 500 Index may be affected by mergers and acquisitions, which can contribute to volatility of the S&P 500 Index and correspondingly, the volatility of the BXM Index. Additionally, as a result of a merger or acquisition, one or more securities in the S&P 500 Index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the securities originally included in the S&P 500 Index.

•  Liquidity of the call options on the S&P 500 Index included in the BXM Index Each month. If there is not sufficient demand for the call options on the S&P 500 Index, the value of the call options may decline, which may adversely affect the trading value of the notes.

•  Time remaining to maturity. The value of the notes may be affected by the time remaining to maturity.

•  Dividend yields. If dividend yields on the securities in the S&P 500 Index changes, the value of the notes may be affected.

•  Lehman Brothers Holdings’ credit ratings, financial condition and results. Actual or anticipated changes in Lehman Brothers Holdings’ credit ratings, financial condition or results may affect the market value of the notes.

•  Economic conditions and earnings performance of the underlying companies. General economic conditions and earnings results of the companies whose securities make up the S&P 500 Index and real or anticipated changes in those conditions or results may affect the market value of the notes.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the trading value of the notes attributable to another factor, such as an increase in the index level. In general, assuming all relevant factors are held constant, the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes.

Adjustments to the BXM Index could adversely affect the value of the notes

The CBOE is solely responsible for calculating and maintaining the BXM Index and Standard & Poor’s is solely responsible for calculating the S&P 500 Index. You should not conclude that the inclusion of a stock in the S&P 500 Index is an investment recommendation by Lehman Brothers Holdings of that stock. In addition, S&P can, in its sole discretion, add, delete or substitute the stocks underlying the S&P 500 Index or make other methodological changes required by certain corporate events relating to the underlying stocks, such as stock splits and dividends, spin-offs, rights issuances and mergers and acquisitions, that could change the level of the S&P 500 Index and the BXM Index. Any of these actions could adversely affect the value of the notes.

The CBOE may discontinue or suspend calculation or publication of the BXM Index at any time. In these circumstances and upon receipt of notice from the CBOE, Lehman Brothers Inc., as the calculation agent, will have discretion to substitute a successor index that is substantially identical to the BXM Index. Although Lehman Brother Inc. will be obligated to select a successor index without regard to its affiliation with us, Lehman Brothers Inc. could have an economic interest that is different from that of holders of the notes insofar as, for example, Lehman Brothers Inc. is not precluded from considering indices that are calculated and published by Lehman Brothers Inc. or one of its affiliates. If there is no appropriate successor index, the maturity of the notes will be accelerated. See “Description of the Notes— Discontinuance of the BXM Index; Alteration of method of calculation.”

There are restrictions on the minimum number of notes you may exchange and on the dates on which you may exchange them.

You must exchange at least $100,000 principal amount of notes at any one time in order to exercise your exchange right.

Prior to the stated maturity date, you may exchange your notes only during the first ten calendar days of March, June, September and December in each year, up to and including March 2007, beginning in June 2005. You will have no right to exchange notes in May 2007, the month the notes mature.

Lehman Brothers Holdings cannot control actions by the companies whose securities make up the S&P 500 Index.

Actions by these companies may have an adverse effect on the price of the common stocks or any other equity securities underlying the S&P 500 Index, the S&P 500 Index, the BXM Index and the notes. In addition, these companies are not involved in the offering of the notes and have no obligations with respect to the notes, including any obligation to take Lehman Brothers Holdings’ or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering of the notes and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amount to be paid to you at maturity.

Lehman Brothers Holdings and its affiliates have no affiliation with S&P or CBOE and are not responsible for its public disclosure of information.

CBOE provides and services the BXM Index. Lehman Brothers Holdings and its affiliates are not affiliated with CBOE in any way (except for licensing arrangements discussed below in “The BXM Index”) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the BXM Index. See “Description of the Notes — Market disruption event” and “Description of the Notes —Discontinuation of the BXM Index; Alteration of method of calculation.” CBOE is not involved in the offer of the notes in any way and has no obligation to consider your interest as an owner of the notes in taking any actions that might affect the value of your notes.

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the BXM Index or CBOE contained in this prospectus supplement or any public disclosure of information by CBOE. You, as an investor in the notes, should make your own investigation into the BXM Index and CBOE.

Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent.

The economic interests of the calculation agent and other affiliates of Lehman Brothers Holdings are potentially adverse to your interests as an investor in the notes.

Because the calculation agent, Lehman Brothers Inc., is an affiliate of Lehman Brothers Holdings, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the initial index level, the closing index level or whether a market disruption event has occurred. See “Description of the Notes—Discontinuance of the BXM Index; Alteration of method of calculation” and “—Market disruption event.”

Lehman Brothers Inc. and other affiliates of Lehman Brothers Holdings will carry out hedging activities related to the notes, including taking positions in the stocks underlying the S&P 500 Index (and possibly to other instruments linked to the S&P 500 Index and the stocks underlying the S&P 500 Index) and selling call options on the S&P 500 Index corresponding to the call option on the S&P 500 Index included in the BXM

Index. Lehman Brothers Inc. and other affiliates of Lehman Brothers Holdings also trade the stocks underlying the S&P 500 Index and other financial instruments related to the S&P 500 Index and the stocks underlying the S&P 500 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the date we price the notes for initial sale to the public could potentially increase the initial index level and, therefore, the level at which the BXM Index must close before you receive a payment upon exchange or at maturity that exceeds the issue price of the notes. Additionally, such hedging or trading activities during the term of the notes, and in particular on each monthly adjustment date, could potentially affect the level of the BXM Index or the S&P 500 Index on any exchange valuation date or the valuation date and, accordingly, the payment you will receive upon exchange or at maturity. See “Hedging activities of Lehman Brothers Inc. or other affiliates could potentially affect the value of the S&P 500 Index call options included in the BXM Index.”

The original issue price of the notes includes the underwriter’s commissions. In addition, the monthly adjustment takes into account the ongoing commissions and the costs of hedging our obligations under the notes. The affiliates through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our and our affiliates’ control, such hedging may result in a profit that is more or less than initially projected.

The brokerage firm at which you hold your notes may have economic interests that are different from yours.

In addition to the commission paid at the time of the initial offering of the notes, Lehman Brothers Holdings or one of its affiliates will pay commissions on an annual basis to brokerage firms, including Lehman Brothers Inc. and its affiliates, whose clients purchased notes in the initial offering and who continue to hold their notes. These additional commissions will equal 0.6% multiplied by the average net note value per note in each calendar year. These additional commissions, combined with the commission paid on the day the notes were initially offered for sale to the public, will not in any event exceed 8% of the issue price per note.

As a result of these arrangements, the brokerage firm at which you hold your notes may have economic interests that are different than yours. As with any security or investment for which the commission is paid overtime, your brokerage firm may have an incentive to encourage you to continue to hold the notes because they will no longer receive these commissions if you sell your notes. You should take the above arrangements and the potentially different economic interests they create into account when considering an investment in the notes. For more information about the payment of these additional commissions, see “Underwriting.”

Purchases and sales of securities underlying the S&P 500 Index by Lehman Brothers Holdings and its affiliates could affect the prices of those securities or the level of the S&P 500 Index and the BXM Index.

Lehman Brothers Holdings and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell securities underlying the S&P 500 Index or derivative instruments related to those securities for their own accounts in connection with their normal business practices or in connection with hedging of Lehman Brothers Holdings’ obligations under the notes. These transactions could affect the prices of those securities or the level of the S&P 500 Index and the BXM Index. See “Supplemental Use of Proceeds and Hedging.”

Hedging activities of Lehman Brothers Inc. or other affiliates could potentially affect the value of the S&P 500 Index call options included in the BXM Index

The level of the BXM Index is based in part on successive selling, or writing, of one-month, at-the-money call options on the S&P 500 Index. As described in “The BXM Index—Call options,” on each date on which one call option expires and another call option is sold for the one-month call options included in the BXM Index, each call option is deemed sold at a price equal to the volume-weighted average price of the new call option (excluding transactions in that call option that are part of a “spread” transaction) during the half hour between 11:30 a.m. and 12:00 noon, New York City time, on that date. If no transactions occur during that period, the new call option is deemed sold at the last bid price reported before 12:00 noon, New York City time.

It is not possible to predict the liquidity of each of the S&P 500 Index call options included in the BXM Index during the half hour in which the value of each of those options is determined. The liquidity of a security generally refers to the presence of sufficient supply and demand for that security, as determined by the number of buyers and sellers and the amount of that security such buyers and sellers are willing to purchase, to allow transactions to be effected in that security without a substantial increase or decrease in its price. We expect our affiliates to carry out hedging activities by, among other things, selling call options on the S&P 500 Index corresponding to the call option on the S&P 500 Index included in the BXM Index. These hedging activities could affect the value of these call options. In particular, the hedging activity of our affiliates may constitute a significant portion of the volume of the transactions in these call options during the half-hour period in which their value is determined for purposes of inclusion in the BXM Index. If there is not sufficient demand for these call options, the hedging activity of our affiliates could cause a decline, and possibly a significant decline, in the value of these call options when they are included in the BXM Index. See “—The value of the notes will be affected by numerous factors, some of which are related in complex ways” above, and “—Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent” below.

You have no shareholder rights.

Investing in the notes is not equivalent to investing in the component stocks of the S&P 500 Index. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the S&P 500 Index.

The tax consequences of an investment in the notes are uncertain.

There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes and we do not intend to request a ruling from the IRS regarding the notes. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described in “United States Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes could differ materially from our description herein. Generally, non-U.S. holders may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfy the applicable documentation requirements.

You should review carefully the section entitled “United States Federal Income Tax Consequences” and consult your tax advisor regarding your particular circumstances.

SUPPLEMENTAL USE OF PROCEEDS AND HEDGING

A portion of the proceeds to be received by Lehman Brothers Holdings from the sale of the notes may be used by Lehman Brothers Holdings or one or more of its subsidiaries before and following the initial offering of the notes to acquire securities included in the S&P 500 Index as well as acquire futures contracts or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the BXM Index, the S&P 500 Index or those securities included in the S&P 500 Index, to hedge Lehman Brothers Holdings obligations under the notes. The balance of the proceeds will be used for general corporate purposes. These hedging techniques will result in negligible initial costs to Lehman Brothers Holdings. See “Use of Proceeds and Hedging” on page 7 of the prospectus.

From time to time after the initial offering and before the maturity of the notes, depending on market conditions, including the market price of the securities included in the S&P 500 Index, the levels of the S&P 500 Index, the values of the call options and the levels of the BXM Index, Lehman Brothers Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques. Lehman Brothers Holdings or one or more of its subsidiaries may take long or short positions in those securities or in the futures contracts or in listed or over-the-counter options contracts or other derivative or synthetic instruments related to those securities or the S&P 500 Index. In addition, Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in notes from time to time and may, in their sole discretion, hold or resell those notes. Lehman Brothers Holdings or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

To the extent that Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in any of the securities underlying the S&P 500 Index, or futures or options contracts or other derivative or synthetic instruments related to those securities or the S&P 500 Index, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the notes or at or about the time of a change in the securities that make up the S&P 500 Index. Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Certain activity by Lehman Brothers Holdings or one or more of its subsidiaries described above can potentially increase or decrease the prices of the securities included in the S&P 500 Index and, accordingly, increase or decrease the levels of the S&P 500 Index and the BXM Index. Although Lehman Brothers Holdings has no reason to believe that any of those activities will have a material impact on the price of the securities that make up the S&P 500 Index, these activities could have such an effect.

RATIO OF EARNINGS TO FIXED CHARGES

Year Ended November 30,					Three Months Ended February 28, 2005

2000	2001	2002	2003	2004	2005

1.14	1.11	1.13	1.29	1.36	1.36

For purposes of calculating the ratio, earnings are the sum of:

  pre-tax earnings from continuing operations and
  fixed charges (excluding capitalized interest);

and fixed charges are the sum of:

  interest cost, including capitalized interest, and
  that portion of rent expense estimated to be representative of the interest factor.

DESCRIPTION OF THE NOTES

General

You will find information about the notes in two separate parts of this document that progressively provide more detail:

  the prospectus; and
  this prospectus supplement.

Because the terms of the notes may differ from the general information Lehman Brothers Holdings has provided in the prospectus, in all cases you should rely on information in this prospectus supplement over different information in the prospectus. The notes are to be issued as a series of securities under the senior indenture, which is more fully described in the prospectus in the section “Description of Debt Securities” beginning on page 8 of the prospectus. The notes are senior unsecured obligations as described in the prospectus. Citibank, N.A. is trustee under the senior indenture.

Lehman Brothers Holdings may issue up to $ aggregate principal amount of notes with a maturity date of May       , 2007. The issue price will be $1,010 per $1,000 principal amount of notes. We may, without the consent of the holders of notes, create and issue additional notes similar to previously issued notes in all respects except for the issue date and issue price of such additional notes. Such additional notes will be consolidated and form a single tranche with, have the same CUSIP number as and trade interchangeably with such previously issued notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

The notes will be issued in the denominations of $1,000 and whole multiples of $1,000. The minimum initial investment shall be $10,100 for $10,000 principal amount of notes

Interest

No interest payments will be made on the notes.

Payment on the stated maturity date or any exchange date

The notes will mature on May       , 2007, unless postponed because a market disruption event occurs on scheduled maturity valuation date.

Lehman Brothers Holdings will pay to you, per $1,000 principal amount of notes, an amount of cash equal to the net note value determined as of the applicable valuation date upon exchange or at maturity. We refer to the valuation date for any exchange as the exchange valuation date and at maturity as the maturity valuation date.

The initial net note value on the day of this prospectus supplement equals $1,000.

The net note value for each $1,000 principal amount of notes, determined as of any trading day will be the following:

adjusted closing index level
$1,000	x
initial index level

where:

  The initial index level is       , the closing level of the BXM Index on the date of this prospectus supplement.

  The adjusted closing index level will be the closing level of the BXM Index or any successor index on such trading day, as reduced by a monthly adjustment factor of 0.133% for each of the monthly adjustment dates that have occurred from the date of this prospectus supplement up to and including such trading day. Under certain circumstances, the closing index level will be based on the alternate calculation of the BXM Index. See “— Discontinuance of the BXM Index; Alteration of method of calculation.”

  Mathematically, the adjusted closing index level will be the calculated based on the following formula:

  closing index level x (1 – 0.133%) n

  where:
–	‘n’ is the number of monthly adjustments that have occurred from the date of this pricing supplement up to and including such trading day.

–	The closing index level is the closing level of the BXM Index or any successor index on such trading day.
  The monthly adjustment date for each calendar month will be the trading day immediately prior to the day that monthly call options on the S&P 500 Index are valued upon expiration on the Chicago Board Options Exchange (CBOE), which is generally the third Friday of each month. The monthly adjustment date for the month of May 2007 shall occur on the maturity valuation date. See “The BXM Index—Call options.”

For purposes of calculating the net note value payable on any exchange date, the exchange valuation date will be the first trading day after the end of the relevant exchange period, unless there is a market disruption event on that date. The exchange periods are the first ten calendar days of March, June, September and December of each year, up to and including March 2007, beginning in June 2005.

For purposes of calculating the net note value payable on the maturity date, the maturity valuation date will be the sixth scheduled trading day immediately prior to the maturity date, unless there is a market disruption event on that date.

If a market disruption event occurs on the scheduled maturity valuation date or the exchange valuation date, then the maturity valuation date or the exchange valuation date, as the case may be, will be the immediately succeeding trading day on which no market disruption event has occurred. Notwithstanding the foregoing, the maturity valuation date will be no later than the eighth trading day following the original maturity valuation date and the exchange valuation date will be no later than the eighth trading day following the last day of the relevant exchange period, as the case may be. If a market disruption event occurs on the date specified in the preceding sentence, then the closing index level for that date will be calculated on that date by the calculation agent in accordance with the formula for calculating the level of the BXM Index last in effect prior to the commencement of the market disruption event, using (x) in respect of the S&P 500 Index, the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its estimate of the closing price that would have prevailed but for such suspension or limitation) on such trading day of each stock most recently comprising the S&P 500 Index; and (y) in respect of the call option included in the BXM Index, the arithmetic average of the last bid and ask prices (or, if trading in call options has been materially suspended or materially limited, its estimate of the arithmetic average of the last bid and ask prices that would have prevailed but for such suspension or limitation) of the call option reported before 4:00 p.m., New York City time, on that date.

Because the initial net note value is approximately 1% less than the original issue price of the notes, the BXM Index must increase by at least 1% for the net note value to equal the original issue price of the notes, without taking into account the effect of the adjustment amount. The adjustment amount will reduce the net note value by 0.133% each month, or approximately 1.58% each year. To demonstrate the combined effect that the initial net note value and the adjustment amount have on the payout to you on the notes at maturity, we have calculated several hypothetical examples in “Hypothetical returns at maturity.”

The “closing index level” of the BXM Index (or any successor index) on any particular day means the closing level of the BXM Index as reported by CBOE (or of any successor index, as reported by the publisher of such successor index), on such day. A “trading day” means any day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, which we refer to as the NYSE, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the CBOE and in the over-the-counter market for equity securities in the United States.

Discontinuance of the BXM Index; Alteration of method of calculation

If the CBOE announces the discontinuance or suspension of publication of the BXM Index and, prior to the last scheduled trading day prior to the expiration of the call option positions of the BXM Index (the “roll date”) preceding such discontinuance or suspension (the “discontinuance roll date”), the CBOE or another entity publishes a successor or substitute index that Lehman Brothers Inc., as the calculation agent, determines, in its sole discretion, to be substantially identical to the discontinued or suspended BXM Index (such index being referred to in this prospectus supplement as a “successor index”), then any closing index level beginning on and subsequent to the discontinuance roll date will be determined by reference to the value of such successor index.

If the calculation agent is unable to identify a successor index prior to the discontinuance roll date, then beginning on the discontinuance roll date, the calculation agent or one of its affiliates (as selected by the calculation agent) will determine the closing index level on a daily basis and the calculation agent will undertake to identify and designate, in its sole discretion, a successor index prior to the roll date immediately following the discontinuance roll date (the “subsequent roll date”). Upon the designation of such successor index by the calculation agent, any index value will be determined by reference to the value of such successor index upon such designation. If, however, the calculation agent is unable to identify a successor index prior to the fifth scheduled trading day preceding the subsequent roll date, then the maturity valuation date will be deemed accelerated to the trading day immediately prior to the subsequent roll date, and the calculation agent will determine the net note value on that date.

If the CBOE discontinues or suspends publication of the BXM Index without prior notice, then upon such discontinuance or suspension the calculation agent or one of its affiliates will determine the closing index level on a daily basis and the calculation agent will undertake to identify and designate, in its sole discretion, a successor index prior to the roll date following such discontinuance or suspension. Upon the designation of such successor index by the calculation agent, any closing index level will be determined by reference to the value of such successor index upon such designation. If the calculation agent is unable to identify a successor index prior to the fifth trading day preceding the roll date following such discontinuance or suspension, then the maturity valuation date will be deemed accelerated to the trading day immediately prior to the roll date following such discontinuance or suspension, and the calculation agent will determine the net note value on that date.

In the event that the calculation agent or one of its affiliates is required to determine the closing index level pursuant to the preceding two paragraphs, the closing index level will be computed by the calculation agent or one of its affiliates in accordance with the formula for and method of calculating the BXM Index last in effect prior to the discontinuance or suspension, using the closing level (in the case of the S&P 500 Index) and closing price(in the case of the S&P 500 Index call option) (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of the securities most recently comprising the BXM Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the BXM Index may adversely affect the value of the notes. The “relevant exchange” for any security (or any combination thereof then included in the BXM Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the BXM Index, any successor index or the closing index level on any particular day, is changed in a material respect, as determined by the calculation agent in its sole discretion, or if the BXM Index or a successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the BXM Index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of trading of the relevant exchanges on which the securities comprising the BXM Index or such successor index traded on any date the closing index level is to be determined, make such calculations and adjustments as, in the judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the BXM Index or such successor index, as the case may be, as if such changes or modifications had not been made. The calculation agent will calculate the closing index level on any particular day and the amount payable on the stated maturity date or any exchange date with reference to the BXM Index or such successor index, as adjusted. Accordingly, if the method of calculating the BXM Index or a successor index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a level of the BXM Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Market disruption event

A market disruption event with respect to the BXM Index (or any successor index) will occur on any day if the calculation agent determines in its sole discretion that any of the following events has occurred:

  A material suspension of or limitation imposed on trading relating to the securities that then comprise 20% or more of the S&P 500 Index or any successor index, by the relevant exchanges on which those securities are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by that relevant exchange or otherwise. Limitations on trading during significant market fluctuations imposed pursuant to NYSE Rule 80B or any applicable rule or regulation enacted or promulgated by the NYSE, any other exchange, quotation system or market, any other self regulatory organization or the SEC of similar scope or as a replacement for Rule 80B may be considered material.

  A material suspension of, or limitation imposed on, trading in futures or options contracts or exchange funds relating to the S&P 500 Index (or any successor index) by the primary exchange on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by the exchanges or otherwise.

  Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the securities that then comprise 20% or more of the S&P 500 Index or any successor index on the relevant exchanges on which those securities are traded, at any time during the one-hour period that ends at the close of trading on such day.

  Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating the S&P 500 Index (or any successor index) on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one-hour period that ends at the close of trading on such day.

  The closure of the relevant exchanges on which the securities that then comprise 20% or more of the S&P 500 Index or any successor index are traded or on which futures or options contracts relating to the S&P 500 Index (or any successor index) are traded prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchanges at least one-hour prior to the earlier of (1) the actual closing time for the regular trading session on the relevant exchanges and (2) the submission deadline for orders to be entered into the relevant exchanges for execution at the close of trading on such day.

For purposes of determining whether a market disruption event has occurred:

  the relevant percentage contribution of a security to the level of the S&P 500 Index or any successor index will be based on a comparison of (x) the portion of the level of the S&P 500 Index attributable to that security and (y) the overall level of the S&P 500 Index, in each case immediately before the occurrence of the market disruption event; and

  “close of trading” means, in respect of any relevant exchange, the scheduled weekday closing time on a day on which the relevant exchange is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the notes.

Events that would constitute market disruption events have occurred in the past. The existence or nonexistence of such circumstances in the past, however, is not necessarily indicative of the likelihood of those circumstances occurring or not occurring in the future and Lehman Brothers Holdings cannot predict the likelihood of a market disruption event in the future.

Exchange rights

You may, subject to the minimum exchange amount (as defined below), exchange all or part of your notes on any trading day during any exchange period (as defined below) for the net note value by instructing your broker or other person through which you hold your notes to take the following steps through normal clearing system channels:

  fill out an official notice of exchange, which is attached as Annex A to this prospectus supplement;

  deliver your official notice of exchange to us (which must be acknowledged by us) on any trading day falling in an exchange period but prior to 12:00 noon, New York City time, on the last trading day in that exchange period; and

  transfer your book-entry interest in the notes to the trustee on our behalf at or prior to 10:00 a.m., New York City time, on the exchange date (as defined below).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the notes, you should consult the brokerage firm through which you own your interest for the relevant deadline. If you give us your official notice of exchange after 12:00 noon, New York City time, on the last trading day in that exchange period, your notice will not be effective, you will not be able to exchange your notes until the following exchange period and you will need to complete all the required steps if you should wish to exchange your notes during any subsequent exchange period.

Since the notes will be held only in book-entry form, only DTC may exercise the exchange right with respect to the notes. Accordingly, beneficial owners of notes that desire to have all or any portion of their notes exchanged must instruct the participant through which they own their interest to direct DTC to exercise the exchange right on their behalf by forwarding the official notice of exchange to us as discussed above. In order to ensure that we receive the instructions on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions from their customers. All instructions given to participants from beneficial owners of notes relating to the right to exchange their notes will be irrevocable.

In addition, at the time instructions are given, each beneficial owner must direct the participant through which it owns its interest to transfer its book-entry interest in the related notes, on DTC’s records, to the trustee on our behalf.

We may request that Lehman Brothers Inc., which is one of our broker-dealer subsidiaries, purchase the notes you exchange for the net note value that would otherwise have been payable by us. Lehman Brothers Inc.’s agreement to purchase the exchanged notes will be without prejudice to your right to proceed against us upon any failure of Lehman Brothers Inc. to settle the purchase when due. Any notes purchased by Lehman Brothers Inc. will remain outstanding.

If you properly elect to exchange, Lehman Brothers Holdings will pay a cash amount equal to the net note value to the trustee for delivery to you on the third trading day following the exchange valuation date, which third day we refer to as the exchange date.

In order to exercise your exchange right, you must exchange at least $100,000 principal amount of notes, which we refer to as the minimum exchange amount.

The exchange periods are the first ten calendar days of March, June, September and December in each year, beginning in June 2005, and up to and including March 2007.

Hypothetical returns at maturity

The table below illustrates the following for a range of hypothetical closing index levels of the BXM Index on the maturity valuation date:

  the hypothetical percentage change from the initial index level;
  the hypothetical BXM Index annualized rate of return;
  the hypothetical total amount payable on the stated maturity date per $1,000 principal amount of notes;
  the hypothetical pre-tax total rate of return; and
  the hypothetical pre-tax annualized rate of return.

The hypothetical results illustrated in the table below assume that you hold the notes to maturity and that the notes are not exchanged by you prior to maturity. The hypothetical initial level of the BXM Index is 700, and the monthly adjustment factor is 0.133% . The payout on the notes at maturity will depend on the level of the BXM Index on the maturity valuation date based on the following formula:

Adjusted closing	=	closing index level	x	(1 – 0.133%) [24]
index level

adjusted closing index level
Net note value	=	$1,000	x
700

Hypothetical closing index level	Hypothetical percentage change from initial index level	Hypothetical BXM Index annualized rate of return	Hypothetical adjusted closing index value	Hypothetical total amount payable per $1,000 principal amount of notes	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return

0.00	-100.00%	-100.00%	0.00	$ 0.00	-100.00%	-100.00%
140.00	-80.00%	-55.28%	135.60	193.71	-80.82%	-56.21%
280.00	-60.00%	-36.75%	271.20	387.43	-61.64%	-38.07%
420.00	-40.00%	-22.54%	406.80	581.14	-42.46%	-24.15%
560.00	-20.00%	-10.56%	542.40	774.85	-23.28%	-12.41%
630.00	-10.00%	-5.13%	610.19	871.71	-13.69%	-7.10%
700.00	0.00%	0.00%	677.99	968.56	-4.10%	-2.07%
730.00	4.29%	2.12%	707.05	1,010.07	0.01%	0.00%
770.00	10.00%	4.88%	745.79	1,065.42	5.49%	2.71%
840.00	20.00%	9.54%	813.59	1,162.28	15.08%	7.27%
980.00	40.00%	18.32%	949.19	1,355.99	34.26%	15.87%
1,120.00	60.00%	26.49%	1,084.79	1,549.70	53.44%	23.87%
1,260.00	80.00%	34.16%	1,220.39	1,743.41	72.62%	31.38%
1,400.00	100.00%	41.42%	1,355.99	1,937.13	91.79%	38.49%

The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total and annual pre-tax rates of return will depend entirely on the actual closing index level and the amount payable on the stated maturity date determined by the calculation agent. In particular, the actual closing index level could be lower or higher than those reflected in the tables. You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty concerning the amount payable on the stated maturity date, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others and available through Lehman Brothers Inc. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

Calculation agent

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will act as calculation agent for the notes. Pursuant to the calculation agency agreement, Lehman Brothers Holdings may appoint a different calculation agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The calculation agent will determine the amount you receive on the stated maturity date or any exchange date of the notes. In addition, the calculation agent shall be responsible for, among other things:

  the determination of the successor index if publication of the BXM Index is discontinued;

  the determination of the closing index level if no successor index is available or if the CBOE or the publisher of any successor index, as the case may be, fails to calculate and announce a closing index level on any date;

  adjustments to the BXM Index, the successor index or the closing index level if the method of calculating any of these items changes in a material respect or if the BXM Index or successor index is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the level of the BXM Index, or successor index, as the case may be, had such changes or modifications not been made;

  adjustments to the initial index level, if required in order to reflect adjustments made in the BXM Index or successor index;

  the determination of whether a market disruption event has occurred.

All calculations with respect to the net note value will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of notes will be rounded to the nearest cent, with one-half cent rounded upward.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings and you. The calculation agent will have no liability for its determinations, except as provided in the calculation agency agreement.

Events of default and acceleration

If an event of default with respect to any notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the senior indenture will be equal to, per $1,000 principal amount of notes, the amount that would have been payable at maturity, calculated as though the stated maturity date was the date of acceleration and the maturity valuation date was the sixth trading day before the date of acceleration; provided that if prior to the date of acceleration you have submitted an official notice of exchange in accordance with your exchange right, the amount you will be entitled to receive will equal the net note value calculated as of the exchange valuation date. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claims of the holder of a note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, as though the commencement of the proceeding was on the stated maturity date and the date six trading days before that date was the maturity valuation date. See “Description of Debt Securities—Defaults” beginning on page 13 of the prospectus.

THE BXM INDEX

General

The BXM Index is calculated, published and disseminated daily at the close of trading by the CBOE. Data on daily BXM Index closing prices are disseminated by the CBOE on its website and are also available from options quote vendors.

All information contained in this prospectus supplement regarding the BXM Index, including its method of calculation, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, the CBOE. Lehman Brothers Holdings does not assume any responsibility for the accuracy or completeness of any information relating to the BXM Index. The CBOE has no obligation to continue to publish, and may discontinue or suspend publication of, the BXM Index at any time. The consequences of CBOE discontinuing publication of the BXM Index are described in the section entitled “Description of the Notes—Discontinuance of the BXM Index; Alteration of method of calculation.”

Description of the BXM Index

The BXM Index is a passive benchmark index designed to track the performance of a hypothetical “buy-write” or “covered call” strategy on the S&P 500 Index. This strategy consists of (1) buying a hypothetical portfolio of stocks underlying the S&P 500 Index and (2) “writing” (or selling) a succession of one-month, at-the-money call options on the S&P 500 Index listed on the CBOE. Because the long position in the S&P 500 Index and the written, or sold, call option are held in equal notional amounts, the short position in the call option is “covered” by the long position in the S&P 500 Index. This hypothetical portfolio is referred to as the “covered S&P 500 Index portfolio,” whose value is subject to fluctuations in the levels of the S&P 500 Index and the value of the call option on the S&P 500 Index included in the BXM Index. See “Risk Factors—Investment in the notes is not the same as investing directly in the BXM Index or pursuing a buy-write strategy directly.”

The BXM Index measures the total return of the covered S&P 500 Index portfolio by incorporating the value of the cash dividends and the option premiums paid or received. Dividends paid on the component stocks underlying the S&P 500 Index and the dollar value of option premium deemed received from the sold call options are functionally “re-invested” in the covered S&P 500 Index portfolio on the day they are paid or received. The level of the BXM index is based on the cumulative gross rate of return on this hypothetical portfolio since the inception of the BXM Index on June 1, 1988, when it was set to an initial value of 100.00. For more information on the BXM Index, please visit the website www.cboe.com/bxm. We have provided this website address as an inactive textual reference only and the information contained on such website is not a part of this prospectus supplement.

Call options

The BXM covered call strategy requires that each one-month call option on the S&P 500 Index in the hypothetical portfolio be held to maturity, generally the third Friday of each month. At expiration, the call option is settled against the “Special Opening Quotation,” or SOQ, a special calculation of the S&P 500 Index that is compiled from the opening prices of component stocks underlying the S&P 500 Index. The SOQ calculation is performed when all 500 stocks underlying the S&P 500 Index have opened for trading, and is usually determined before 11:00 a.m., New York City time. The final settlement price of the call option at expiration is the greater of zero and the difference between the SOQ minus the strike price of the expiring call option. In other words, if the SOQ is greater than the call option’s strike price, the final settlement price is greater than zero and the level of the BXM index is effectively decreased upon settlement of the call option. If the SOQ is less than the call option’s strike price, the call option is worthless to its holder and the level of the BXM Index remains unchanged upon settlement of the call option.

Subsequent to the settlement of the expired call option, a new at-the-money S&P 500 Index call option expiring next month is then deemed written or sold. The date on which one call option expires and another call option is written is referred to as the “roll date” and the process of replacing the expired option with the new option is referred to as the “roll.” The strike price of the new call option is equal to the strike price of a listed call option on the S&P 500 Index that is closest to and above the last S&P 500 Index level reported before 11:00 a.m., New York City time. For example, if the last S&P 500 Index level reported before 11:00 a.m., New York City time, is 901.10 and the closest strike price of a listed call option above 901.10 is 905, then 905 is selected as the strike price for the new S&P 500 Index call option. If the last S&P 500 Index level reported before 11:00 a.m., New York City time, is exactly equal to the strike price of a listed call option on the S&P 500 Index, then the new call option will have that exact at-the-money strike price.

Once the strike price for the new call option has been determined, the new call option is deemed sold at a price equal to the volume-weighted average price (the “VWAP”) of the new call option during the half-hour period between 11:30 a.m. and 12:00 noon, New York City time, on the day the strike price is identified. The CBOE calculates the VWAP in a two-step process. First, the CBOE excludes trades in the new call option that are identified as having been executed as part of a “spread,” an investment strategy to profit through changes in the relative prices of two or more options. Then, the CBOE calculates the volume weighted average of all remaining transaction prices of the new call option during this half-hour period. The weights are equal to the fraction of the total volume, excluding spread transactions, transacted at each price during this period, as indicated by the CBOE’s Market Data Retrieval System. If no transactions occur in the new call option during this half-hour period, the new call option is deemed sold at the last bid price reported before 12:00 noon, New York City time.

Calculation of the BXM Index

The BXM Index is calculated by the CBOE once per day at the close of trading. The BXM Index is a “chained index,” the value of which is equal to 100.00 (the initial index level) times the cumulative product of the gross daily rates of return on the covered S&P 500 Index portfolio since the inception of the BXM Index.

The level of the BXM Index on any given date is calculated according to the following formula:

BXM t = BXM t-1(1+R t)

where:

BXM t	is the level of the BXM Index on that day;

BXM t-1	is the level of the BXM Index on the previous day; and

R t	is the daily gross rate of return of the covered S&P 500 Index portfolio on that day.

Calculation of daily rates of return on the BXM Index

On each trading day that is not a roll date, the daily gross rate of return of the BXM Index is equal to the change in the closing value of the components of the covered S&P 500 Index portfolio, including the value of ordinary cash dividends payable on the stocks underlying the S&P 500 Index that trade “ex-dividend” on that day (that is, when transactions in the stock on an organized securities exchange or trading system no longer carry the right to receive that dividend or distribution), as measured from the close of trading on the previous trading day. The daily gross rate of return is calculated according to the following formula:

(S t + Div t – C t )
1 + R t =
(S t-1– C t-1)

where:

S t	is the closing level of the S&P 500 Index on that day;

Div t	is the ordinary cash dividends payable on the stocks underlying the S&P 500 Index that trade “ex-dividend” on that day, expressed in S&P 500 Index points;

C t	is the arithmetic average of the last bid and ask prices of the call option reported before 4:00 p.m., New York City time, on the CBOE on that day;

S t-1	is the closing level of the S&P 500 Index on the previous trading day; and

C t-1	is the arithmetic average of the last bid and ask prices of the call option reported before 4:00 p.m., New York City time, on the CBOE on the previous trading day.

On each roll date, the gross daily rate of return is compounded from three gross rates of return: (i) the gross rate of return from the close of trading on the previous day to the time of settlement of the expiring call option; (ii) the gross rate of return from the time of settlement of the expiring call option to the time the new call option is deemed sold; and (iii) the gross rate of return from the time the new call option is deemed sold to the close of trading on the roll date. The gross daily rate of return on the roll date is calculated according to the following formula:

1 + R t = (1 + R a ) x (1 + R b ) x (1 + R c)

where:

Ra	is the gross rate of return from the close of trading on the previous day to the time of settlement of the expiring call option;

Rb	is the gross rate of return of the un- covered S&P 500 Index portfolio from the time of settlement of the expiring call option to the time the new call option is deemed sold; and

Rc	is the gross rate of return from the time the new call option is deemed sold to the close of trading on the roll date.

The rate of return from the close of trading on the previous day to the time of settlement of the expiring call option is calculated according to the following formula:

(SSOQ + Divt – CSettle)

1 + R a =	(St-1 – Ct-1)

where:

SSOQ	is the SOQ used in determining the settlement price of the expiring call option;

Div t	is the total cash dividends payable on the stocks underlying the S&P 500 Index trading “ex-dividend” on that day, expressed in S&P 500 Index points;

C Settle	is the final settlement price of the expiring call option;

S t-1	is the closing level of the S&P 500 Index on the previous trading day; and

C t-1	is the arithmetic average of the last bid and ask prices of the call option reported before 4:00 p.m., New York City time, on the previous trading day.

The rate of return from the time of settlement of the expiring call option to the time the new call option is deemed sold is calculated according to the following formula:

(SVWAP)
1 + R b =
(SSOQ)

where:

SVWAP	is the volume-weighted average level of the S&P 500 Index calculated by the same method used to calculate the volume-weighted average price for the new call option.

The rate of return from the time the new call option is deemed sold to the close of trading on the roll date is calculated according to the following formula:

(S t – C t )
1 + Rc =
(SVWAP– CVWAP)

where:

CVWAP	is the volume-weighted average price of the new call option (calculated as described above) between 11:30 a.m. and 12:00 noon, New York City time, on the roll date; and

Ct	is the average of the last bid and ask prices of the new call option reported before 4:00 p.m., New York City time, on the roll date.

The S&P 500 Index

The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. All information contained in this prospectus supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its underlying stocks, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. Lehman Brothers Holdings does not assume any responsibility for the accuracy or completeness of any information relating to the S&P 500 Index.

The S&P 500 Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of The New York Stock Exchange, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

As of March 31, 2005, the 500 companies included in the S&P 500 Index were divided into 10 industry groups (with the number of companies currently included in each industry group indicated in parentheses): Consumer Discretionary (87), Consumer Staples (36), Energy (29), Financials (82), Health Care (55),

Industrials (56), Information Technology (80), Materials (32), Telecommunications Services (10) and Utilities (33).

While S&P currently employs the following methodology to calculate the S&P 500 Index, no assurance can be given that S&P will not modify or change such methodology in a manner that may affect the value of the notes.

S&P currently computes the S&P 500 Index as of a particular time as follows:

(a)	the product of the market price per share and the number of then outstanding shares of each stock underlying the S&P 500 Index is determined as of such time (such product referred to as the “market value” of such stock);

(b)	the market value of all stocks underlying the S&P 500 Index as of such time (as determined under clause (a) above) are aggregated;

(c)	the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(d)	the mean average market values of all such common stocks over such base period (as determined under clause (c) above) are aggregated (such aggregate amount being referred to herein as the “base value”);

(e)	the aggregate market value of all stocks underlying the S&P 500 Index as of such time (as determined under clause (b) above) is divided by the base value; and

(f)	the resulting quotient (expressed in decimals) is multiplied by ten.

S&P adjusts the foregoing formula to negate the effects of changes in the market value of a stock underlying the index that are determined by S&P to be arbitrary or not due to true market fluctuations. Such changes may result from such causes as the issuance of stock dividends, the granting to shareholders of rights to purchase additional shares of such stock, the purchase of shares by employees pursuant to employee benefit plans, certain consolidations and acquisitions, the granting to shareholders of rights to purchase other securities of the company, the substitution by S&P of particular stocks underlying the S&P 500 Index, and other reasons. In all such cases, S&P first recalculates the aggregate market value of all stocks underlying the S&P 500 Index (after taking account of the new market price per share of the particular stock underlying the S&P 500 Index or the new number of outstanding shares thereof or both, as the case may be) and then determines the new base value in accordance with the following formula:

new market value
old base value x		= new base value
old market value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all stocks underlying the S&P 500 Index resulting from the causes referred to above to the extent necessary to negate the effects of such causes upon the S&P 500 Index.

In this prospectus supplement, unless the context requires otherwise, references to the S&P 500 Index will include any successor index and references to S&P will include any successor to S&P.

On March 1, 2004, S&P announced a transition schedule for the shift of its U.S. indices, including the S&P 500 Index, to float adjustment. In March 2005, the S&P 500 Index moved half way to float adjustment, and then in September 2005 it will move to full float adjustment. “Half way” means that if a stock has an IWF (as defined herein) of 0.80, the IWF used to calculate the index between March 2005 and September 2005 will be 0.90. Under float adjustment, the share counts used in calculating the S&P 500 Index will reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, control groups or government agencies.

S&P currently calculates each of its U.S. indices using the following formula:

Index = (Σj (Pj x Sj)) / (Index Divisor)

where Pj is the price of stock j, and Sj is the total shares outstanding of stock j. The Index Divisor is the market value during the base period. The float adjusted index will be calculated using the following formula:

Index = (Σj (Pj x Sj x IWFj)) / (Index Divisor)

where Pj , Sj and Index Divisor have the meanings given above and IWF means “Investable Weight Factor”. IWF is equal to the available float shares of stock j divided by the total shares of stock j outstanding, where “available float shares” is defined as total shares outstanding less shares held in one or more of the three groups listed below where the group holdings exceed 10% of the outstanding shares. The three groups are (i) holdings by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; (ii) holdings by government entities; and (iii) holdings by other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The shares counted for index calculation are shares outstanding, and are essentially “basic shares” as defined by the Financial Accounting Standards Board in Generally Accepted Accounting Principles. They typically exclude preferred stock, stock options, convertible stock or debt, warrants, rights, equity participation units, American depositary receipts, treasury stock and restricted stock.

Some companies have more than one class of common stock outstanding. In the S&P 500 Index, each company is represented only once. Currently, the stock price is based on one class, usually the most liquid, and the share count is based on the total shares outstanding. To determine the available float for companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of total company market capitalization of each share class as the weights. The result will be reviewed to assure that when the weighted average IWF is applied to the class included in the index, the shares to be purchased are not significantly larger than the available float for the included class.

S&P’s criteria for selecting stocks for the S&P 500 Index will not be changed by the shift to float adjustment. In particular, the S&P 500 Index guidelines for market capitalization (greater than $4 billion) are not changed, and continue to apply to a company’s total, not float adjusted, market capitalization. Second, the rule requiring at least 50% public float remains. Third, the requirements for liquidity remain in place. Changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. All other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, subscription rights, conversion of preferred stock, notes, debt, equity participation units or other recapitalizations) are made weekly and are announced on Tuesdays for implementation after the close of trading on Wednesday. Changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September and December, and are usually announced two days prior.

Changes in IWFs of more than 10% caused by corporate actions (such as mergers and acquisition activity,

restructurings or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually, in September, when IWFs are reviewed.

Indicative and historical information

The following table sets forth the published index levels of the BXM Index for each quarter in the period from April 2002 through April 15, 2005 as calculated by the CBOE. The closing level of the BXM Index on April 15, 2005 was 664.29. Also set forth below are indicative index levels for the BXM Index for each quarter in the period from January 1, 2000 through March 31, 2002. Because the CBOE began public dissemination of the BXM Index on April 11, 2002, the index levels set forth below prior to April 11, 2002 are based on historical trading data for the S&P 500 Index and the applicable one-month, at-the-money S&P 500 Index call options listed on the CBOE, calculated by the CBOE as though the BXM Index had been published during that period. The information in the tables below was obtained from Bloomberg Financial Markets, without independent verification. The historical or indicative performance of the BXM Index should not be taken as an indication of future performance, and no assurance can be given as to the level of BXM Index on any exchange valuation date or the maturity valuation date.

	BXM Index

	High	Low	Closing

2000
First Quarter	612.22	570.78	610.47
Second Quarter	627.87	571.65	627.23
Third Quarter	661.73	622.31	649.80
Fourth Quarter	651.66	606.12	636.82

2001
First Quarter	661.71	570.25	586.98
Second Quarter	623.80	568.72	603.30
Third Quarter	616.79	508.46	527.63
Fourth Quarter	570.00	528.46	567.25

2002
First Quarter	589.31	553.42	585.55
Second Quarter	585.14	528.52	535.60
Third Quarter	537.58	447.95	461.67
Fourth Quarter	527.69	446.88	526.02

2003
First Quarter	541.73	500.86	517.20
Second Quarter	570.51	522.64	561.31
Third Quarter	598.25	565.23	580.58
Fourth Quarter	625.38	591.22	625.38

2004
First Quarter	640.31	620.40	635.58
Second Quarter	651.89	623.44	651.89
Third Quarter	655.64	623.74	652.58
Fourth Quarter	664.52	647.99	659.94

2005
First Quarter	687.36	665.95	679.93
Second Quarter (through April 15, 2005)	686.73	664.29	664.29

Source: Bloomberg Financial Markets

License agreement between S&P and Lehman Brothers Holdings

S&P and Lehman Brothers Holdings have entered into a non-exclusive license agreement providing for the license to Lehman Brothers Holdings, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the BXM Index, which is owned and published by the CBOE, in connection with securities, including the notes.

The license agreement between the S&P and Lehman Brothers Holdings provides that the following language must be set forth in this prospectus supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and the CBOE make no representation, condition or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the BXM Index to measure the volatility of the S&P 500 Index. S&P’s and the CBOE’s only relationship to Lehman Brothers Holdings is the licensing of certain trademarks and trade names of S&P, the CBOE and of the BXM Index which is determined, composed and calculated by the CBOE without regard to Lehman Brothers Holdings or the notes. The CBOE has no obligation to take the needs of Lehman Brothers Holdings or the owners of notes into consideration in determining, composing or calculating the BXM Index. S&P and the CBOE are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The CBOE has no obligation or liability in connection with the administration, marketing or trading of the notes.

THE CBOE SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE BXM INDEX FROM SOURCES THAT CBOE CONSIDERS RELIABLE,

BUT S&P AND THE CBOE ACCEPT NO RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P AND THE CBOE DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE BXM INDEX OR ANY DATA INCLUDED THEREIN. S&P AND THE CBOE MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE BXM INDEX OR ANY DATA INCLUDED THEREIN. S&P AND THE CBOE MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL CONDITIONS AND WARRANTIES IMPLIED BY STATUTE, GENERAL LAW OR CUSTOM WITH RESPECT TO THE BXM INDEX OR ANY DATA INCLUDED THEREIN. In addition, (i) the CBOE has no relation to the BXM Index or the notes other than authorizing S&P to grant a license to Lehman Brothers Holdings to use the BXM Index as the basis for the notes; (ii) the CBOE has no obligation to take the needs of Lehman Brothers Holdings, purchasers or sellers of the notes or any other person into consideration in maintaining the BXM Index or modifying the methodology underlying the BXM Index; and (iii) the CBOE has no obligation or liability in connection with the administration, marketing or trading of the BXM Index, the notes or any other investment product of any kind or character that is based thereon.

“Standard and Poor’s and S&P are trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. “BXM” is a servicemark of the CBOE. These marks have been licensed for use by Lehman Brothers Holdings. The notes are not sponsored, endorsed, sold or promoted by the CBOE or Standard & Poor’s, and the CBOE and Standard & Poor’s make no representation regarding the advisability of investing in the notes.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of notes purchasing notes at the issue price and if you will hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

  one of certain financial institutions;

  a tax-exempt organization;

  a dealer in securities or foreign currencies;

  a person holding the notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or entering into a “constructive sale” with respect to notes;

  a U.S. holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities who elects to apply a mark-to- market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this prospectus supplement, changes to any of which, subsequent to the date of this prospectus supplement, may affect the tax consequences described herein. If you are considering the purchase of notes, you should consult your own tax advisor concerning the application of U.S. federal income and estate tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax treatment of the notes

In the opinion of our special tax counsel, Davis Polk & Wardwell, your purchase and ownership of notes should be treated as an “open transaction” for U.S. federal income tax purposes. While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that this characterization of the notes is respected.

Tax consequences to U.S. holders

You are a “U.S. holder” if you are a beneficial owner of notes, for U.S. federal income tax purposes, that is:

  a citizen or resident of the United States;

  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax treatment of the notes

Tax treatment prior to maturity. You should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, exchange or redemption of the notes. Upon a sale or exchange of notes (including redemption of notes at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or redemption and your tax basis in the notes, which should equal the amount you paid to acquire the notes. Such gain or loss should be long-term capital gain or loss if you have held the notes for more than one year at such time. The deductibility of capital losses, however, is subject to limitations.

Possible alternative tax treatments of an investment in the notes

Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue and include currently in income original issue discount on the notes, based on our “comparable yield” for similar noncontingent debt in each year that you hold the notes (even though you will not receive any cash with respect to the notes during the term of the notes). In addition, any gain recognized at maturity or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Other alternative U.S. federal income tax characterizations of the notes might require you to include amounts in income during the term of the notes and/or might treat all or a portion of the gain or loss on the sale or settlement of the notes as short-term gain or loss, without regard to how long you held the notes. Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes.

Tax consequences to non-U.S. holders

You are a “non-U.S. holder” if you are a beneficial owner of notes, for U.S. federal income tax purposes, that is:

  a nonresident alien individual;

  a foreign corporation; or

  a nonresident alien fiduciary of a foreign estate or trust.

If you are a non-U.S. holder of the notes and if the characterization of your purchase and ownership of the notes as an “open transaction” is respected, any payments on the notes will not be subject to U.S. federal income or withholding tax, except that gain from the sale or exchange of the notes or their cash settlement at maturity may be subject to U.S. federal income tax if (1) such gain is effectively connected with your conduct of a United States trade or business or (2) you are a nonresident alien individual, you are present in the United States for 183 days or more during the taxable year of the sale or exchange (or maturity) and certain other conditions are satisfied.

If the notes were treated for U.S. federal income tax purposes as other than an “open transaction,” any payments or accruals on the notes nonetheless should not be subject to U.S. withholding tax, provided generally that the certification requirement described in the next paragraph has been fulfilled and neither the payments on the notes nor any gain realized on a sale, exchange or other disposition of notes is effectively connected with your conduct of a trade or business in the United States. Because the characterization of the notes is not entirely clear, payments made to you with respect to the notes may be withheld upon at a rate of 30% unless you have fulfilled the certification requirements described in the following paragraphs. You may apply to the IRS for a refund of any taxes withheld, although no assurances can be given that any such refund claim will be successful.

The certification requirement referred to in the preceding paragraph will be fulfilled if you, as the beneficial owner of notes, certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements.

If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with the conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your own tax advisor with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

Backup withholding and information reporting

You may be subject to information reporting and backup withholding at the rates specified in the Code on the amounts paid to you, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a non-U.S. holder, you will not be subject to backup withholding if you comply with the certification procedures described above. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Federal estate tax

Individual non-U.S. holders, and entities the property of which is potentially includible in such individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, notes may be treated as U.S. situs property subject to U.S. federal estate tax. Such individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the notes.

The tax consequences to you of owning the notes are unclear. You should consult your own tax advisor regarding the tax consequences of purchasing, owning and disposing of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

CERTAIN ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, Keogh plan or other retirement plan, account or arrangement (a ‘‘plan’’) to acquire or hold the notes should consider whether an investment in the notes would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (‘‘ERISA’’), or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA and/or Section 4975 of the Code (‘‘ERISA plans’’) from engaging in certain transactions involving ‘‘plan assets’’ with persons who are ‘‘parties in interest’’ under ERISA or ‘‘disqualified persons’’ under the Code (‘‘parties in interest’’) with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (‘‘similar laws’’).

The acquisition or holding of the notes by an ERISA plan with respect to which Lehman Brothers Holdings, Lehman Brothers Inc. or certain of their affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless those notes are acquired or held pursuant to and in accordance with an applicable exemption. The DOL has issued prohibited transaction class exemptions, or ‘‘PTCEs’’, as well as individual exemptions that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes.

Each purchaser and holder of the notes or any interest in the notes will be deemed to have represented by its purchase or holding of the notes that either (1) it is not a plan or a plan asset entity and is not purchasing or holding those notes on behalf of or with ‘‘plan assets’’ of any plan or plan asset entity or (2) the purchase or holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable similar laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with ‘‘plan assets’’ of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

UNDERWRITING

Lehman Brothers Holdings has agreed to sell and Lehman Brothers Inc., as the underwriter, has agreed to purchase, all of the notes indicated on the cover page of this prospectus supplement.

The underwriter has advised Lehman Brothers Holdings that it proposes to initially offer the notes to the public at the public offering price indicated on the cover page of this prospectus supplement; it may also offer notes to certain dealers at the same price less a concession not in excess of       % of the principal amount of the notes. After the initial public offering of the notes is completed, the public offering price may be changed.

In addition to the commission paid at the time of the initial offering of the notes, Lehman Brothers Holdings or one of its affiliates will pay commissions on an annual basis to brokerage firms, including Lehman Brothers Inc. and its affiliates, whose clients purchased notes in the initial offering and who continue to hold their notes on the last business day of each year. These additional commissions will equal 0.6% multiplied by the average net note value in each calendar year, which will equal the sum of the net note values of the notes on each monthly adjustment date during that calendar year divided by the number of monthly adjustment dates in that calendar year. For example, if the average net note value for a calendar year were equal to $1,000, an additional commission of $6 per note would be paid in respect of that calendar year. If the notes mature or are exchanged, sold or transferred by the clients before the last business day of the calendar year, commissions will be paid to brokerage firms on a monthly pro rata basis for that calendar year, and the average net note value will be calculated up to and including the monthly adjustment date on or prior to the date of such sale or transfer.

These additional commissions, combined with the commission paid on the day the notes were initially offered for sale to the public, will not in any event exceed 8% of the issue price per note.

In connection with the offering, the rules of the Securities and Exchange Commission permit the underwriter to engage in various transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriter creates a short position in the notes in connection with the offering (that is, if it sells a larger number of the notes than is indicated on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing notes in the open market.

In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither Lehman Brothers Holdings nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither Lehman Brothers Holdings nor the underwriter makes any representation that the underwriter will in fact engage in transactions described in this paragraph, or that those transactions, once begun, will not be discontinued without notice.

Lehman Brothers Holdings will pay certain expenses, expected to be approximately $       , associated with the offer and sale of the notes.

The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. regarding a National Association of Securities Dealers, Inc. member firm underwriting securities of its affiliate. Furthermore, the underwriter may not confirm sales to any account over which it exercises discretionary authority without the prior written approval of the customer.

Lehman Brothers Holdings has agreed to indemnify the underwriter against some liabilities relating to the offering of the notes, including liabilities under the Securities Act of 1933.

This prospectus supplement and the prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular agent or selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with Lehman Brothers Holdings to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement and the prospectus in electronic format, the information on the underwriter’s or any selling group member’s website and any information contained in any other website maintained by the underwriter or selling group member is not part of the prospectus supplement, the prospectus or the registration statement of which this prospectus supplement and the prospectus form a part, has not been approved and/or endorsed by Lehman Brothers Holdings or the underwriter or any selling group member in its capacity as agent or selling group member and should not be relied upon by investors.

LEGAL MATTERS

James J. Killerlane III, Associate General Counsel of Lehman Brothers Holdings, has rendered an opinion to us regarding the validity of the notes. Davis Polk & Wardwell, New York, New York, will pass upon certain matters relating to the offering of the notes to the underwriter. Davis Polk & Wardwell has from time to time acted as counsel for us and our subsidiaries and may do so in the future.

EXPERTS

The consolidated financial statements and financial statement schedule of Lehman Brothers Holdings Inc. as of November 30, 2004, and for each of the years in the three-year period ended November 30, 2004, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and such report are included in our annual report on Form 10-K, as amended by Form 10-K/A, for the year ended

November 30, 2004, and incorporated by reference in this prospectus supplement. Our consolidated financial statements referred to above are incorporated by reference in this prospectus supplement in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

ANNEX A

OFFICIAL NOTICE OF EXCHANGE

Dated:

Lehman Brothers Holdings Inc.
745 Seventh Avenue
New York, New York 10019

Lehman Brothers Inc., as calculation agent
Attention: Structured Equity Sales
745 Seventh Avenue
New York, New York 10019
Fax No.: (212) 220-9628

Dear Sirs:

     The undersigned holder of Lehman Brothers Holdings Inc’s Exchangeable Tracker Notes due May       , 2007, the performance of which is linked to the CBOE’s BXMSM Index (CUSIP No.       ) (the “notes”) hereby irrevocably elects to exercise with respect to the principal amount of notes indicated below, as of the date hereof, the exchange right as described in the prospectus supplement dated May       , 2005 (the “prospectus supplement”) and the prospectus dated June 21, 2001 related to Registration Statement No. 333-61878. Terms not defined herein have the meanings given to such terms in the prospectus supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated.

     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its notes); and (ii) it will cause the notes to be exchanged to be transferred to the trustee on the exchange date.

Very truly yours,

[Name of Holder]
By:

[Title]

[Tel. No.]

[Fax No.]

Principal Amount of notes surrendered for exchange [1] :
Receipt of the above Official
Notice of Exchange is hereby acknowledged:

LEHMAN BROTHERS HOLDINGS INC., as Issuer
LEHMAN BROTHERS INC., as calculation agent

By: LEHMAN BROTHERS INC., as calculation agent

By:

Title
Date and time of acknowledgment:

[1] Minimum $100,000 principal amount of notes.

A-1

PROSPECTUS

$1,165,000,000

LEHMAN BROTHERS HOLDINGS INC.

May Offer—

DEBT SECURITIES
WARRANTS
PURCHASE CONTRACTS
UNITS

     The Securities may be offered in one or more series, in amounts, at prices and on terms to be determined at the time of the offering.

     Lehman Brothers Holdings will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

     The securities offered pursuant to this prospectus will have an initial aggregate offering price of up to $1,165,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies, subject to reduction as a result of the sale under certain circumstances of other securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

June 21, 2001

PROSPECTUS SUMMARY

     This summary provides a brief overview of the key aspects of Lehman Brothers Holdings and all material terms of the offered securities that are known as of the date of this prospectus. For a more complete understanding of the terms of a particular issuance of offered securities, before making your investment decision, you should carefully read:

  this prospectus, which explains the general terms of the securities that Lehman Brothers Holdings may offer;

  the accompanying prospectus supplement for such issuance, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

  the documents referred to in "Where You Can Find More Information" on page 6 for information about Lehman Brothers Holdings, including its financial statements.

LEHMAN BROTHERS HOLDINGS INC.

     Lehman Brothers Holdings is one of the leading global investment banks, serving institutional, corporate, government and high-net-worth individual clients and customers. The company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region.

     The company's business includes capital raising for clients through securities underwriting and direct placements, corporate finance and strategic advisory services, private equity investments, securities sales and trading, research, and the trading of foreign exchange, derivative products and certain commodities. The company acts as a market-maker in all major equity and fixed income products in both the domestic and international markets. The company is a member of all principal securities and commodities exchanges in the United States, as well as the National Association of Securities Dealers, Inc., and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt, Paris and Milan stock exchanges.

     Lehman Brothers Holdings' principal executive office is at Three World Financial Center, New York, New York 10285, and its telephone number is (212) 526-7000.

THE SECURITIES LEHMAN BROTHERS HOLDINGS MAY OFFER

     Lehman Brothers Holdings may use this prospectus to offer up to $1,165,000,000 of:

  debt securities,

  warrants,

  purchase contracts, and

  units, comprised of two or more debt securities, warrants and purchase contracts, in any combination.

     A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

     The debt securities, warrants, purchase contracts and units are unsecured obligations of Lehman Brothers Holdings. Since Lehman Brothers Holdings is a holding company, its cash flow and consequent ability to satisfy its obligations under the offered securities are dependent upon the earnings of its subsidiaries and the distribution of those earnings or loans or other payments by those subsidiaries to Lehman Brothers Holdings. Lehman Brothers Holdings' subsidiaries will have no obligation to pay any amount in respect of offered securities or to make any funds available therefor.

Dividends, loans and other payments by Lehman Brothers Inc. and certain other subsidiaries are restricted by net capital and other rules of various regulatory bodies. Additionally, the ability of Lehman Brothers Holdings to participate as an equity holder in any distribution of assets of any subsidiary is subordinate to the claims of creditors of the subsidiary, except to the extent that any claims Lehman Brothers Holdings may have as a creditor of the subsidiary are judicially recognized.

Debt Securites

     Debt securities are unsecured general obligations of Lehman Brothers Holdings in the form of senior or subordinated debt. Senior debt includes Lehman Brothers Holdings' notes, debt and guarantees and any other indebtedness for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, will not be entitled to interest, principal or other payments if payments on the senior debt are not made. The senior and subordinated debt will be issued under separate indentures. Neither indenture limits the amount of debt that Lehman Brothers Holdings may issue.

     Debt securities may bear interest at a fixed or a floating rate and may provide that the amount payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

  securities of one or more issuers, including Lehman Brothers Holdings,

  one or more currencies,

  one or more commodities,

  any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and/or one or more indices or baskets of the items described above.

     For any particular debt securities Lehman Brothers Holdings offers, the prospectus supplement will describe the specific designation, the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated; the stated maturity; the redemption terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; and any other specific terms.

Warrants

      Lehman Brothers Holdings may offer two types of warrants:

  warrants to purchase Lehman Brothers Holdings' debt securities, and warrants to purchase or sell, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:
  securities of one or more issuers, including Lehman Brothers Holdings,

  one or more currencies,

  one or more commodities,

  any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and one or more indices or baskets of the items described above.

     For any particular warrants Lehman Brothers Holdings offers, the prospectus supplement will describe the underlying property; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of property or cash to be delivered by you or us upon exercise; and any other specific terms. Lehman Brothers Holdings will issue the warrants under warrant agreements between Lehman Brothers Holdings and one or more warrant agents and may issue warrants under a unit agreement described below.

Purchase Contracts

     Lehman Brothers Holdings may offer purchase contracts for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:

  securities of one or more issuers, including Lehman Brothers Holdings,

  one or more currencies,

  one or more commodities,

  any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and one or more indices or baskets of the items described above.

     For any particular purchase contracts Lehman Brothers Holdings offers, the prospectus supplement will describe the underlying property; the settlement date; the purchase price or manner of determining the purchase price and whether it must be paid when the purchase contract is issued or at a later date; the amount and kind, or the manner of determining the amount and kind, of property or cash to be delivered at settlement; whether the holder will pledge property to secure the performance of any obligations the holder may have under the purchase contract; and any other specific terms. Lehman Brothers Holdings will issue prepaid purchase contracts under an indenture for debt securities described above and may issue purchase contracts under a unit agreement described below.

Units

     Lehman Brothers Holdings may offer units, comprised of two or more debt securities, warrants and purchase contracts, in any combination. For any particular units Lehman Brothers Holdings offers, the prospectus supplement will describe the particular securities comprising each unit; the terms on which those securities will be separable, if any; whether the holder will pledge property to secure the performance of any obligations the holder may have under the unit; and any other specific terms of the units. Lehman Brothers Holdings may issue the units under unit agreements between Lehman Brothers Holdings and one or more unit agents.

Form of Securities

     Lehman Brothers Holdings will generally issue the securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, Luxembourg, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the depositary, unless otherwise stated. Lehman Brothers Holdings will issue the securities only in registered form, without coupons.

Payment Currencies

     Amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars, unless the prospectus supplement states otherwise.

Listing

     If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so state.

USE OF PROCEEDS

     Lehman Brothers Holdings will use the net proceeds it receives from any offering of these securities for general corporate purposes, primarily to fund its operating units and subsidiaries. Lehman Brothers Holdings may use some of the proceeds to refinance or extend the maturity of existing debt obligations. Lehman Brothers Holdings may use a portion of the proceeds from the sale of securities to hedge its exposure to payments that it may have to make on such securities as described below under "Use of Proceeds and Hedging".

PLAN OF DISTRIBUTION

     Lehman Brothers Holdings may sell the offered securities in any of the following ways:

  to or through underwriters or dealers;

  by itself directly;

  through agents; or

  through a combination of any of these methods of sale.

     The prospectus supplement will explain the ways Lehman Brothers Holdings will sell specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts Lehman Brothers Holdings is granting the underwriters, dealers or agents.

     If Lehman Brothers Holdings uses underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

     Lehman Brothers Holdings expects that the underwriters for any offering will include one or more of its broker-dealer affiliates. It also expects that one or more of these affiliates may offer and sell previously issued offered securities as part of their business, and may act as principals or agents in such transactions. Lehman Brothers Holdings or such affiliates may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities.

WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, Lehman Brothers Holdings filed a registration statement (No. 333-61878) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

     Lehman Brothers Holdings files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Lehman Brothers Holdings files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows Lehman Brothers Holdings to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

Information that Lehman Brothers Holdings files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Lehman Brothers Holdings incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

  Annual Report on Form 10-K for the year ended November 30, 2000, filed with the SEC on February 28, 2001;

  Amendment No. 1 to Annual Report on Form 10-K for the year ended November 30, 2000, filed with the SEC on March 9, 2001;

  Quarterly Report on Form 10-Q for the quarter ended February 28, 2001, filed with the SEC on April 16, 2001;

  Current Reports on Form 8-K, filed with the SEC on January 4, January 5, February 27, March 13, March 21, April 26 (two filings), May 2, May 22, June 1, June 14 and June 19, 2001.

     All documents Lehman Brothers Holdings files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date affiliates of Lehman Brothers Holdings stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

     You may request a copy of these filings, at no cost, by writing or telephoning Lehman Brothers Holdings at the following address:

Controller's Office
Lehman Brothers Holdings Inc.
Three World Financial Center
New York, New York 10285
(212) 526-0660

     You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. Lehman Brothers Holdings has not authorized anyone to provide you with different information. Lehman Brothers Holdings is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

USE OF PROCEEDS AND HEDGING

     General. Lehman Brothers Holdings will use the proceeds it receives from the sale of the offered securities for general corporate purposes, principally to:

  fund the business of its operating units;

  fund investments in, or extensions of credit or capital contributions to, its subsidiaries; and

  lengthen the average maturity of liabilities, by reducing short-term liabilities or re-funding maturing indebtedness.

     Lehman Brothers Holdings expects to incur additional indebtedness in the future to fund its businesses. Lehman Brothers Holdings or an affiliate may enter into one or more swap agreements in connection with sales of the offered securities and may earn additional income from those transactions.

     Hedging. Lehman Brothers Holdings or its subsidiaries may use all or some of the proceeds received from the sale of offered securities to purchase or maintain positions in the securities or other assets underlying the offered securities or assets used to determine the relevant index or indices. Lehman Brothers Holdings or its subsidiaries may also purchase or maintain positions in options, futures contracts, forward contracts or swaps, or options on such securities, or other derivative or similar instruments relating to the relevant index or underlying assets. Lehman Brothers Holdings may also use the proceeds to pay the costs and expenses of hedging any currency, interest rate or other risk relating to offered securities.

     Lehman Brothers Holdings expects that it or its subsidiaries will increase or decrease their initial hedging position over time using techniques which help evaluate the size of any hedge based upon a variety of factors affecting the value of the underlying instrument. These factors may include the history of price changes in that underlying instrument and the time remaining to maturity. Lehman Brothers Holdings may take long or short positions in the underlying instrument, the assets underlying any such instrument or other derivative or similar instruments related thereto. These other hedging activities may occur from time to time before the offered securities mature and will depend on market conditions and the value of the underlying instrument.

     In addition, Lehman Brothers Holdings or its subsidiaries may purchase or otherwise acquire long or short positions in offered securities from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such offered securities. Lehman Brothers Holdings or its subsidiaries may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

     If Lehman Brothers Holdings or its subsidiaries have long hedge positions in, options contracts in, or other derivative or similar instruments related to, the underlying assets or measures, Lehman Brothers Holdings or its subsidiaries may liquidate all or a portion of their holdings at or about the time of the maturity of the offered securities. The aggregate amount and type of such positions are likely to vary over time depending on future market conditions and other factors. Lehman Brothers Holdings is only able to determine profits or losses from any such position when the position is closed out and any offsetting position or positions are taken into account.

     Lehman Brothers Holdings has no reason to believe that its hedging activities will have a material impact on the price of such options, swaps, futures contracts, options on the foregoing, or other derivative or similar instruments, or on the value of the underlying securities, index (or the assets underlying the index), currency, commodity or interest rate. However, Lehman Brothers Holdings cannot guarantee to you that its hedging activities will not affect such prices or value. Lehman Brothers Holdings will use the remainder of the proceeds from the sale of offered securities for general corporate purposes as described above.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended November 30,					Three Months Ended February 28, 2001

	1996	1997	1998	1999	2000

Ratio of Earnings to Fixed Charges	1.06	1.07	1.07	1.12	1.14	1.12

DESCRIPTION OF DEBT SECURITIES

     Please note that in this section entitled "Description of Debt Securities", references to Lehman Brothers Holdings refer only to Lehman Brothers Holdings and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own debt securities registered in their own names, on the books that Lehman Brothers Holdings or the trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled "Book-Entry Procedures and Settlement".

General

     The debt securities offered by this prospectus will be unsecured obligations of Lehman Brothers Holdings and will be either senior or subordinated debt. Senior debt will be issued under a senior debt indenture. Subordinated debt will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures". The indentures (including all amendments and a separate related document containing standard multiple series indenture provisions) have been filed with the SEC and are incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions on page 6 or by contacting the applicable indenture trustee.

     A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, has been filed with the SEC or will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of debt security when it has been filed by following the directions on page 6 or by contacting the applicable indenture trustee.

     The following briefly summarizes the material provisions of the indentures and the debt securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. As you read this section, please remember that the specific terms of your debt security as described in the prospectus supplement will supplement and, if applicable, modify or replace the general terms described in this section. You should read carefully the particular terms of a series of debt securities, which will be described in more detail in the prospectus supplement. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your debt security.

     Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under the senior debt indenture will be Citibank, N.A., and the trustee under the subordinated debt indenture will be The Chase Manhattan Bank (formerly known as Chemical Bank).

     The indentures provide that unsecured senior or subordinated debt securities of Lehman Brothers Holdings may be issued in one or more series, with different terms, in each case as authorized from time to time by Lehman Brothers Holdings. Lehman Brothers Holdings also has the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of such series.

Types of Debt Securities

     Lehman Brothers Holdings may issue fixed rate debt securities, floating rate debt securities or indexed debt securities.

      Fixed and Floating Rate Debt Securities

     Fixed rate debt securities will bear interest at a fixed rate described in the prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are often issued at a price lower than the principal amount. Federal income tax consequences and other special considerations applicable to any debt securities issued by Lehman Brothers Holdings at a discount will be described in the applicable prospectus supplement.

     Upon the request of the holder of any floating rate debt security, the calculation agent will provide for that debt security the interest rate then in effect, and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

     All percentages resulting from any interest rate calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point. All amounts used in or resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

     In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates, and they may include affiliates of Lehman Brothers Holdings.

      Indexed Debt Securities

     Lehman Brothers Holdings may also offer indexed debt securities, which may be fixed or floating rate debt securities or bear no interest. An indexed debt security provides that the amount payable at its maturity, and/or the amount of interest (if any) payable on an interest payment date, will be determined by reference to:

  securities of one or more issuers, including Lehman Brothers Holdings,

  one or more currencies,

  one or more commodities,

  any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, which may include any credit event (as defined in the prospectus supplement) relating to any company or companies or other entity or entities (which may include a government or governmental agency) other than Lehman Brothers Holdings, and/or one or more indices or baskets of the items described above.

     Each instrument, measure or event described above is referred to as an "index property". If you are a holder of an indexed debt security, you may receive an amount at maturity that is greater than or less than the face amount of your debt security depending upon the value of the applicable index property at maturity. The value of the applicable index property will fluctuate over time.

     An indexed debt security may provide either for cash settlement or for physical settlement by delivery of the index property or another property of the type listed above. An indexed debt security may also provide that the form of settlement may be determined at Lehman Brothers Holdings' option or at the holder's option. Some indexed debt securities may be exchangeable, at Lehman Brothers Holdings' option or the holder's option, for securities of an issuer other than Lehman Brothers Holdings.

     If you purchase an indexed debt security, the prospectus supplement will include information about the relevant index property, about how amounts that are to become payable will be determined by reference to the price or value of that index property and about the terms on which the security may be settled physically or in cash.

     No holder of an indexed debt security will, as such, have any rights of a holder of the index property referenced in the debt security or deliverable upon settlement, including any right to receive payment thereunder.

Information in the Prospectus Supplement

     The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

  the title;

  whether senior or subordinated debt;

  the total principal amount offered;

  the percentage of the principal amount at which the securities will be sold and, if applicable, the method of determining the price;

  the maturity date or dates;

  whether the debt securities are fixed rate debt securities, floating rate debt securities or indexed debt securities;

  if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

  if the debt security is an original issue discount debt security, the yield to maturity;

  if the debt securities are floating rate debt securities, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; the day count used to calculate interest payments for any period;

  the date or dates from which interest, if any, will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

  if the debt securities are indexed debt securities, the amount Lehman Brothers Holdings will pay you at maturity, the amount of interest, if any, Lehman Brothers Holdings will pay you on an interest payment date or the formula Lehman Brothers Holdings will use to calculate these amounts, if any, and the terms on which your debt security will be exchangeable for or payable in cash, securities or other property;

  if the index property is an index, the method of providing for a substitute index or indices or otherwise determining the amount payable on the indexed debt securities if any index changes or ceases to be made available by its publisher;

  if other than in United States dollars, the currency or currency unit in which the securities are denominated and in which payment will be made;

  any provisions for the payment of additional amounts for taxes;

  the denominations in which the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

  the terms and conditions on which the securities may be redeemed at the option of Lehman Brothers Holdings;

  any obligation of Lehman Brothers Holdings to redeem, purchase or repay the securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

  any provisions for the discharge of Lehman Brothers Holdings' obligations relating to the securities by deposit of funds or United States government obligations;

  the names and duties of any co-trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

  any material provisions of the applicable indenture described in this prospectus that do not apply to the securities; and

  any other specific terms of the securities.

     The terms on which a series of debt securities may be convertible into or exchangeable for other securities of Lehman Brothers Holdings or any other entity will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Lehman Brothers Holdings. The terms may include provisions pursuant to which the number of other securities to be received by the holders of such series of debt securities may be adjusted.

Payment and Paying Agents

     Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office of the relevant trustee in New York City. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of the relevant trustee in New York City, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the prospectus supplement.

Calculation Agents

     Calculations relating to floating rate debt securities and indexed debt securities will be made by the calculation agent, an institution that Lehman Brothers Holdings appoints as its agent for this purpose. That institution may include any affiliate of Lehman Brothers Holdings, such as Lehman Brothers Inc. Lehman Brothers Holdings may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change. The initial calculation agent will be identified in the prospectus supplement.

Senior Debt

     The senior debt securities will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of Lehman Brothers Holdings except subordinated debt.

Subordinated Debt

     The subordinated debt securities will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "senior debt" (as defined below) of Lehman Brothers Holdings.

     If Lehman Brothers Holdings defaults in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Lehman Brothers Holdings cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

     If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Lehman Brothers Holdings, its creditors or its property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

     Furthermore, if Lehman Brothers Holdings defaults in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all senior debt will first be entitled to receive payment in full in cash before holders of such debt can receive any payments.

"Senior debt" means:

(1)	the principal, premium, if any, and interest in respect of (A) indebtedness of Lehman Brothers Holdings for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Lehman Brothers Holdings, including the senior debt securities;

(2)	all capitalized lease obligations of Lehman Brothers Holdings;

(3)	all obligations of Lehman Brothers Holdings representing the deferred purchase price of property; and

(4)	all deferrals, renewals, extensions and refundings of obligations of the type referred to in clauses (1) through (3);

but senior debt does not include:

(a)	subordinated debt securities;

(b)	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated debt securities;

(c)	indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables; and

(d)	indebtedness that is subordinated to an obligation of Lehman Brothers Holdings of the type specified in clauses (1) through (4) above.

     The effect of clause (d) is that Lehman Brothers Holdings may not issue, assume or guarantee any indebtedness for money borrowed which is junior to the senior debt securities and senior to the subordinated debt securities.

Covenants

     Limitations on Liens. The indentures provide that Lehman Brothers Holdings will not, and will not permit any designated subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of common stock of any designated subsidiary, without providing that each series of debt securities and, at Lehman Brothers Holdings' option, any other indebtedness ranking equally and ratably with such indebtedness, is secured equally and ratably with (or prior to) such other secured indebtedness.

     "Designated subsidiary" means any subsidiary of Lehman Brothers Holdings, the consolidated net worth of which represents at least 5% of the consolidated net worth of Lehman Brothers Holdings. As of February 28, 2001, the designated subsidiaries were Lehman Brothers Bancorp Inc., Lehman Brothers Bank, FSB, Lehman Brothers Inc., Lehman Brothers Holdings Plc, Lehman Brothers (International) Europe, Lehman Brothers Japan Inc., Lehman Brothers U.K. Holdings (Delaware) Inc., Lehman Brothers UK Holdings Ltd., Lehman Commercial Paper Inc., LCPI Properties Inc., LW-LP Inc., Lehman Re Ltd. and Structured Asset Securities Corp.

     Limitations on Mergers and Sales of Assets. The indentures provide that Lehman Brothers Holdings will not merge or consolidate or transfer or lease all or substantially all its assets, and another person may not transfer or lease all or substantially all of its assets to Lehman Brothers Holdings unless:

  either (1) Lehman Brothers Holdings is the continuing corporation, or (2) the successor corporation, if other than Lehman Brothers Holdings, is a U.S. corporation and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture and immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture.

     Other than the restrictions described above, the indentures do not limit the amount of debt or other securities that Lehman Brothers Holdings may issue or contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

Modification of the Indentures

     Under the indentures, Lehman Brothers Holdings and the relevant trustee can enter into supplemental indentures to establish the form and terms of any new series of debt securities without obtaining the consent of any holder of debt securities.

     Lehman Brothers Holdings and the trustee may, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series to be affected.

     No such modification may, without the consent of the holder of each security so affected:

  extend the fixed maturity of any such securities,

  reduce the rate or change the time of payment of interest on such securities,

  reduce the principal amount of such securities or the premium, if any, on such securities,

  change any obligation of Lehman Brothers Holdings to pay additional amounts,

  reduce the amount of the principal payable on acceleration of any securities issued originally at a discount,

  adversely affect the right of repayment or repurchase at the option of the holder,

  reduce or postpone any sinking fund or similar provision,

  change the currency or currency unit in which any such securities are payable or the right of selection thereof,

  impair the right to sue for the enforcement of any such payment on or after the maturity of such securities,

  reduce the percentage of securities referred to above whose holders need to consent to the modification or a waiver without the consent of such holders,

  change any obligation of Lehman Brothers Holdings to maintain an office or agency.

Defaults

     Each indenture provides that events of default regarding any series of debt securities will be:

  failure to pay required interest on any debt security of such series for 30 days;

  failure to pay principal or premium, if any, on any debt security of such series when due;

  failure to make any required scheduled installment payment for 30 days on debt securities of such series;

  failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series; and

  certain events of bankruptcy or insolvency, whether voluntary or not.

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable. Lehman Brothers Holdings is required to file annually with the trustee a statement of an officer as to the fulfillment by Lehman Brothers Holdings of its obligations under the indenture during the preceding year.

     No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

     Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series. The trustee generally will not be requested, ordered or directed by any of the holders of debt securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

     If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

     Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder's debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

Defeasance

     Except as may otherwise be set forth in an accompanying prospectus supplement, after Lehman Brothers Holdings has deposited with the trustee, cash or government securities, in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, then:

  if the terms of the debt securities so provide, Lehman Brothers Holdings will be deemed to have paid and satisfied its obligations on all outstanding debt securities of such series, which is known as "defeasance and discharge"; or

  Lehman Brothers Holdings will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on such debt securities, relating to the debt securities of such series, which is known as "covenant defeasance".

     When there is a defeasance and discharge, (1) the applicable indenture will no longer govern the debt securities of such series, (2) Lehman Brothers Holdings will no longer be liable for payment and (3) the holders of such debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Lehman Brothers Holdings will continue to be obligated to make payments when due if the deposited funds are not sufficient.

     For a discussion of the principal United States federal income tax consequences of covenant defeasance and defeasance and discharge, see the discussion of United States federal income tax consequences in the prospectus supplement.

Payment of Additional Amounts

     If so noted in the applicable prospectus supplement for a particular issuance, Lehman Brothers Holdings will pay to the holder of any debt security who is a "United States Alien" (as defined below) such additional amounts as may be necessary so that every net payment of principal of and interest on the debt security, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon the holder by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such debt security to be then due and payable. Lehman Brothers Holdings will not be required, however, to make any payment of additional amounts for or on account of:

  any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor), being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States, or (2) the presentation of a debt security for payment after 10 days;

  any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

  any tax, assessment or other governmental charge imposed by reason of such holder's past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

  any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of, or interest on, such debt security;

  any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any debt security if such payment can be made without withholding by any other paying agent;

  any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the holder or beneficial owner of such debt security, if such compliance is required by statute or by regulation of the United States Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

  any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the Code and the regulations that may be promulgated thereunder) of Lehman Brothers Holdings, or (2) a controlled foreign corporation with respect to Lehman Brothers Holdings within the meaning of the Code; or

  any combinations of items identified in the bullet points above.

     In addition, Lehman Brothers Holdings will not be required to pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof would not have been entitled to the payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the debt security.

     The term "United States Alien" means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident fiduciary of a foreign estate or trust.

Redemption Upon a Tax Event

     If so noted in the applicable prospectus supplement for a particular issuance, the debt securities may be redeemed at the option of Lehman Brothers Holdings in whole, but not in part, on not more than 60 days' and not less than 30 days' notice, at a redemption price equal to 100% of their principal amount, if Lehman Brothers Holdings determines that as a result of a "change in tax law" (as defined below):

  Lehman Brothers Holdings has or will become obligated to pay additional amounts as described under the heading "--Payment of Additional Amounts" on any debt security, or there is a substantial possibility that Lehman Brothers Holdings will be required to pay such additional amounts.

     A "change in tax law" that would trigger the provisions of the preceding paragraph is any change in or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in the laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of the laws, treaties, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) or any other action (other than an action predicated on law generally known on or before the date of the applicable prospectus supplement for the particular issuance of debt securities to which this section applies except for proposals before the Congress prior to that date) taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of the action, whether or not the action or proposal was taken or made with respect to Lehman Brothers Holdings.

     Prior to the publication of any notice of redemption, Lehman Brothers Holdings shall deliver to the Trustee (1) an officers' certificate stating that Lehman Brothers Holdings is entitled to effect the aforementioned redemption and setting forth a statement of facts showing that the conditions precedent to the right of Lehman Brothers Holdings so to redeem have occurred, and (2) an opinion of counsel to such effect based on such statement of facts.

Governing Law

     Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law.

Concerning the Trustees

     Lehman Brothers Holdings has had and may continue to have banking and other business relationships with the trustees in the ordinary course of business.

DESCRIPTION OF WARRANTS

     Please note that in this section entitled "Description of Warrants", references to Lehman Brothers Holdings refer only to Lehman Brothers Holdings and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own warrants registered in their own names, on the books that Lehman Brothers Holdings or its agent maintains for this purpose, and not those who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through one or more depositaries. Owners of beneficial interests in the warrants should read the section below entitled "Book-Entry Procedures and Settlement".

General

     Lehman Brothers Holdings may issue warrants that are debt warrants or universal warrants. Lehman Brothers Holdings may offer warrants separately or together with its debt securities. Lehman Brothers Holdings may also offer warrants together with other warrants, purchase contracts and debt securities in the form of units, as summarized below in "Description of Units".

     Lehman Brothers Holdings may issue warrants in such amounts or in as many distinct series as Lehman Brothers Holdings wishes. This section summarizes terms of the warrants that apply generally to all series. Most of the financial and other specific terms of your warrant will be described in the prospectus supplement. Those terms may vary from the terms described here.

     The warrants of a series will be issued under a separate warrant agreement to be entered into between Lehman Brothers Holdings and one or more banks or trust companies, as warrant agent, as set forth in the prospectus supplement, and, if part of a unit, may be issued under a unit agreement as described below under "Description of Units". A form of each warrant agreement, including a form of warrant certificate representing each warrant, reflecting the particular terms and provisions of a series of offered warrants, will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of warrant agreement when it has been filed by following the directions on page 6 or by contacting the applicable warrant agent.

     The following briefly summarizes the material provisions of the warrant agreements and the warrants. As you read this section, please remember that the specific terms of your warrant as described in the prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. You should read carefully the prospectus supplement and the more detailed provisions of the warrant agreement and the warrant certificate, including the defined terms, for provisions that may be important to you. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your warrant.

Types of Warrants

      Lehman Brothers Holdings may issue debt warrants or universal warrants.

      Debt Warrants

     Lehman Brothers Holdings may issue warrants for the purchase of its debt securities on terms to be determined at the time of sale. This type of warrant is referred to as a "debt warrant".

      Universal Warrants

     Lehman Brothers Holdings may also issue warrants, on terms to be determined at the time of sale, for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:

  securities of one or more issuers, including Lehman Brothers Holdings,

  one or more currencies,

  one or more commodities,

  any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, which may include any credit event (as defined in the prospectus supplement) relating to any company or companies or other entity or entities (which may include a government or governmental agency), and one or more indices or baskets of the items described above.

     This type of warrant is referred to as a "universal warrant". Each instrument, measure or event described above is referred to as a "warrant property".

     Lehman Brothers Holdings may satisfy its obligations, if any, with respect to any universal warrants by delivering:

  the warrant property,

  the cash value (as defined in the prospectus supplement) of the warrant property, or the cash value of the warrants determined by reference to the performance, level or value of the warrant property.

     The prospectus supplement will describe what Lehman Brothers Holdings may deliver to satisfy its obligations with respect to any universal warrants. Any securities deliverable by Lehman Brothers Holdings with respect to any universal warrants will be freely transferable by the holder.

Information in the Prospectus Supplement

     The prospectus supplement may contain, where applicable, the following information about your warrants:

  the specific designation and aggregate number of, and the price at which Lehman Brothers Holdings will issue, the warrants,

  the currency or currency unit with which the warrants may be purchased and in which any payments due to or from the holder upon exercise must be made,

  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants, whether and under what circumstances the warrants may be cancelled by Lehman Brothers Holdings prior to their expiration date, in which case the holders will be entitled to receive only the applicable cancellation amount, which may be either a fixed amount or an amount that varies during the term of the warrants in accordance with a schedule or formula, whether the warrants will be issued in global or non-global form, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security or purchase contract included in that unit, the identities of the warrant agent, any depositaries and any paying, transfer, calculation or other agents for the warrants,

  any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed,

  whether the warrants are to be sold separately or with other securities, as part of units or otherwise, and if the warrants are to be sold with the securities of another company or other companies, certain information regarding such company or companies, and any other terms of the warrants.

     If warrants are issued as part of a unit, the prospectus supplement will specify whether the warrants will be separable from the other securities in the unit before the warrants' expiration date. A warrant issued in a unit in the United States may not be so separated before the 91st day after the unit is issued.

     No holder of a warrant will, as such, have any rights of a holder of the debt securities or warrant property purchasable under or in the warrant, including any right to receive payment thereunder.

Additional Information in the Prospectus Supplement

      Debt Warrants

     If you purchase debt warrants, the prospectus supplement may contain, where appropriate, the following additional information about the debt warrants:

  the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants,

  whether the exercise price may be paid in cash, by the exchange of any debt warrants or other securities or both and the method of exercising the debt warrants, and the designation, terms and amount of debt securities, if any, to be issued together with each of the debt warrants and the date, if any, after which the debt warrants and debt securities will be separately transferable.

     After the close of business on the expiration date (or such later date to which the expiration date may be extended by Lehman Brothers Holdings), unexercised debt warrants will become void.

      Universal Warrants

     If you purchase universal warrants, the prospectus supplement may contain, where appropriate, the following additional information about the universal warrants:

  whether the universal warrants are put warrants (entitling the holder to sell the warrant property or receive the cash value of the right to sell the warrant property), call warrants (entitling the holder to buy the warrant property or receive the cash value of the right to buy the warrant property), or spread warrants (entitling the holder to receive a cash value determined by reference to the amount, if any, by which a specified reference value of the warrant property at the time of exercise exceeds a specified base value of the warrant property), the warrant property or cash value, and the amount or method for determining the amount of warrant property or cash value, deliverable upon exercise of each universal warrant,

  the price at which and the currency with which the warrant property may be purchased or sold upon the exercise of each universal warrant, or the method of determining that price,

  whether the exercise price may be paid in cash, by the exchange of any universal warrants or other securities or both, and the method of exercising the universal warrants,

  whether the exercise of the universal warrants is to be settled in cash or by delivery of the warrant property or both and whether settlement will occur on a net basis or a gross basis,

  the minimum number, if any, of universal warrants that must be exercised at any one time, other than upon automatic exercise,

  the maximum number, if any, of universal warrants that may, subject to election by Lehman Brothers Holdings, be exercised by all owners (or by any person or entity) on any day,

  any provisions for the automatic exercise of the warrants at expiration or otherwise,

  if the warrant property is an index, the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the exercise of the warrants if any index changes or ceases to be made available by its publisher, and whether, following the occurrence of a market disruption event or force majeure event (as defined in the prospectus supplement), the cash settlement value of a universal warrant will be determined on a different basis than under normal circumstances.

Calculation Agents

     Calculations relating to universal warrants will be made by the calculation agent, an institution that Lehman Brothers Holdings appoints as its agent for this purpose. That institution may be an affiliate of Lehman Brothers Holdings, such as Lehman Brothers Inc. Lehman Brothers Holdings may appoint a different institution to serve as calculation agent from time to time after the original issue date of the warrant without your consent and without notifying you of the change. The initial calculation agent will be identified in the prospectus supplement.

No Limit on Issuance of Warrants

     The warrant agreements do not limit the number of warrants or other securities that Lehman Brothers Holdings may issue.

Modifications

     Lehman Brothers Holdings and the relevant warrant agent may, without the consent of the holders, amend each warrant agreement and the terms of each issue of warrants, for the purpose of curing any ambiguity or of correcting or supplementing any defective or inconsistent provision, or in any other manner that Lehman Brothers Holdings may deem necessary or desirable and that will not adversely affect the interests of the holders of the outstanding unexercised warrants in any material respect.

     Lehman Brothers Holdings and the relevant warrant agent also may, with the consent of the holders of at least a majority in number of the outstanding unexercised warrants affected, modify or amend the warrant agreement and the terms of the warrants.

     No such modification or amendment may, without the consent of the holders of each warrant affected:

  reduce the amount receivable upon exercise, cancellation or expiration,

  shorten the period of time during which the warrants may be exercised,

  otherwise materially and adversely affect the exercise rights of the beneficial owners of the warrants, or reduce the percentage of outstanding warrants whose holders must consent to modification or amendment of the applicable warrant agreement or the terms of the warrants.

Merger and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

     Warrant agreements will not restrict Lehman Brothers Holdings' ability to merge or consolidate with, or sell its assets to, another firm or to engage in any other transactions. If at any time there is a merger or consolidation involving Lehman Brothers Holdings or a sale or other disposition of all or substantially all of the assets of Lehman Brothers Holdings, the successor or assuming company will be substituted for Lehman Brothers Holdings, with the same effect as if it had been named in the warrant agreement and in the warrants as Lehman Brothers Holdings. Lehman Brothers Holdings will be relieved of any further obligation under the warrant agreement or warrants, and, in the event of any such merger, consolidation, sale or other disposition, Lehman Brothers Holdings as the predecessor corporation may at any time thereafter be dissolved, wound up or liquidated.

     Warrant agreements will not include any restrictions on Lehman Brothers Holdings' ability to put liens on its assets, including Lehman Brothers Holdings' interests in its subsidiaries, nor will they provide for any events of default or remedies upon the occurrence of any events of default.

Warrant Agreements Will Not Be Qualified Under Trust Indenture Act

     No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Enforceability of Rights by Beneficial Owner

     Each warrant agent will act solely as an agent of Lehman Brothers Holdings in connection with the issuance and exercise of the applicable warrants and will not assume any obligation or relationship of agency or trust for or with any registered holder of or owner of a beneficial interest in any warrant. A warrant agent will have no duty or responsibility in case of any default by Lehman Brothers Holdings under the applicable warrant agreement or warrant certificate, including any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon Lehman Brothers Holdings.

     Holders may, without the consent of the applicable warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise their warrants, to receive debt securities, in the case of debt warrants, and to receive payment, if any, for their warrants, in the case of universal warrants.

Governing Law

     Unless otherwise stated in the prospectus supplement, the warrants and each warrant agreement will be governed by New York law.

DESCRIPTION OF PURCHASE CONTRACTS

     Please note that in this section entitled "Description of Purchase Contracts", references to Lehman Brothers Holdings refer only to Lehman Brothers Holdings and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own purchase contracts registered in their own names, on the books that Lehman Brothers Holdings, its agent or the trustee maintains for this purpose, and not those who own beneficial interests in purchase contracts registered in street name or in purchase contracts issued in book-entry form through one or more depositaries. Owners of beneficial interests in the purchase contracts should read the section below entitled "Book-Entry Procedures and Settlement".

General

     Lehman Brothers Holdings may issue purchase contracts in such amounts and in as many distinct series as Lehman Brothers Holdings wishes. In addition, Lehman Brothers Holdings may issue a purchase contract separately or as part of a unit, as described below under "Description of Units".

     This section summarizes terms of the purchase contracts that will apply generally to all purchase contracts. Most of the financial and other specific terms of your purchase contract will be described in the prospectus supplement. Those terms may vary from the terms described here.

     A form of each purchase contract reflecting the particular terms and provisions of a series of offered purchase contracts will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of purchase contract when it has been filed by following the directions on page 6.

     The following briefly summarizes the material provisions of the purchase contracts. As you read this section, please remember that the specific terms of your purchase contract as described in the prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. You should read carefully the prospectus supplement and the more detailed provisions of the purchase contract, including the defined terms, for provisions that may be important to you. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your purchase contract.

Purchase Contract Property

     Lehman Brothers Holdings may offer purchase contracts for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:

  securities of one or more issuers, including Lehman Brothers Holdings' securities described in this prospectus and securities of third parties,

  one or more currencies,

  one or more commodities,

  any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, which may include any credit event (as defined in the prospectus supplement) relating to any company or companies or other entity or entities (which may include a government or governmental agency) other than Lehman Brothers Holdings, and one or more indices or baskets of the items described above.

     Each instrument, measure or event described above is referred to as a "purchase contract property". Each purchase contract will obligate:

  the holder to purchase or sell, and obligate Lehman Brothers Holdings to sell or purchase, on specified dates, one or more purchase contract properties at a specified price or prices, or the holder or Lehman Brothers Holdings to settle the purchase contract with a cash payment determined by reference to the value, performance or level of one or more purchase contract properties, on specified dates and at a specified price or prices.

     Some purchase contracts may include multiple obligations to purchase or sell different purchase contract properties, and both Lehman Brothers Holdings and the holder may be sellers or buyers under the same purchase contract. No holder of a purchase contract will, as such, have any rights of a holder of the purchase contract property purchasable under or referenced in the contract, including any right to receive payments on that property. Any securities deliverable by Lehman Brothers Holdings with respect to any purchase contracts will be freely transferrable by the holder.

Prepaid Purchase Contracts; Applicability of Indenture

     Some purchase contracts may require the holders to satisfy their obligations under the contracts at the time the contracts are issued. Those contracts are referred to as "prepaid purchase contracts". Lehman Brothers Holdings' obligation to settle a prepaid purchase contract on the relevant settlement date will be one of its senior debt securities or subordinated debt securities, which are described above under "Description of Debt Securities". Prepaid purchase contracts will be issued under the applicable indenture, and the provisions of that indenture will govern those contracts, including the rights and duties of the holders, the trustee and us with respect to those contracts.

Non-Prepaid Purchase Contracts

     Some purchase contracts do not require the holders to satisfy their obligations under the contracts until settlement. Those contracts are referred to as "non-prepaid purchase contracts". The holder of a non-prepaid purchase contract may remain obligated to perform under the contract for a substantial period of time.

     Non-prepaid purchase contracts will be issued under a unit agreement, if they are issued in units, or under some other document, if they are not. For example, Lehman Brothers Holdings may issue non-prepaid purchase contracts under which the holder has multiple obligations to purchase or sell, some of which are prepaid and some of which are not, under one of its indentures. Unit agreements generally are described under "Description of Units" below. The particular governing document that applies to your non-prepaid purchase contracts will be described in the prospectus supplement.

      No Trust Indenture Act Protection

     Non-prepaid purchase contracts will not be senior debt securities or subordinated debt securities and will not be issued under one of Lehman Brothers Holdings' indentures, unless stated otherwise in the applicable prospectus supplement. Consequently, no governing documents for non-prepaid purchase contracts will be qualified as indentures, and no third party will be required to qualify as a trustee with regard to those contracts, under the Trust Indenture Act. Holders of non-prepaid purchase contracts will not have the protection of the Trust Indenture Act with respect to those contracts.

      Pledge by Holders to Secure Performance

     If provided in the prospectus supplement, the holder's obligations under the purchase contract and governing document will be secured by collateral. In that case, the holder, acting through the unit agent as its attorney-in-fact, if applicable, will pledge the items described below to a collateral agent named in the prospectus supplement, which will hold them, for Lehman Brothers Holdings' benefit, as collateral to secure the holder's obligations. This is referred to as the "pledge" and all the items described below as the "pledged items". The pledge will create a security interest in the holder's entire interest in and to:

  any other securities included in the unit, if the purchase contract is part of a unit, or any other property specified in the applicable prospectus supplement,

  all additions to and substitutions for the pledged items,

  all income, proceeds and collections received in respect of the pledged items, and all powers and rights owned or acquired later with respect to the pledged items.

     The collateral agent will forward all payments from the pledged items to Lehman Brothers Holdings, unless the payments have been released from the pledge in accordance with the purchase contract and the governing document. Lehman Brothers Holdings will use the payments from the pledged items to satisfy the holder's obligations under the purchase contract.

      Settlement of Purchase Contracts That Are Part of Units

     If so provided in the prospectus supplement, the following will apply to a non-prepaid purchase contract that is issued together with any of Lehman Brothers Holdings' debt securities as part of a unit. If the holder fails to satisfy its obligations under the purchase contract, the unit agent may apply the principal and interest payments on the debt securities to satisfy those obligations as provided in the governing document. If the holder is permitted to settle its obligations by cash payment, the holder may be permitted to do so by delivering the debt securities in the unit to the unit agent as provided in the governing document.

     Book-entry and other indirect owners should consult their banks or brokers for information on how to settle their purchase contracts.

      Failure of Holder to Perform Obligations

     If the holder fails to settle its obligations under a non-prepaid purchase contract as required, the holder will not receive the purchase contract property or other consideration to be delivered at settlement. Holders that fail to make timely settlement may also be obligated to pay interest or other amounts.

      Merger and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

     Purchase contracts that are not prepaid will not restrict Lehman Brothers Holdings' ability to merge or consolidate with, or sell its assets to, another firm or to engage in any other transactions. If at any time Lehman Brothers Holdings merges or consolidates with, or sells its assets substantially as an entirety to, another firm, the successor company will succeed to and assume Lehman Brothers Holdings' obligations under these purchase contracts. Lehman Brothers Holdings will then be relieved of any further obligation under these purchase contracts and, in the event of any such merger, consolidation or sale, Lehman Brothers Holdings as the predecessor company may at any time thereafter be dissolved, wound up or liquidated.

     Purchase contracts that are not prepaid will not include any restrictions on Lehman Brothers Holdings' ability to put liens on its assets, including Lehman Brothers Holdings' interests in its subsidiaries. These purchase contracts also will not provide for any events of default or remedies upon the occurrence of any events of default.

Information in the Prospectus Supplement

     The prospectus supplement may contain, where applicable, the following information about your purchase contract:

  whether the purchase contract obligates the holder to purchase or sell, or both purchase and sell, one or more purchase contract properties and the nature and amount of each of those properties, or the method of determining those amounts, whether the purchase contract is to be prepaid or not and the governing document for the contract,

  whether the purchase contract is to be settled by delivery of, or by reference or linkage to the value, performance or level of, the purchase contract properties,

  any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contract,

  if the purchase contract property is an index, the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the settlement of the purchase contract if any index changes or ceases to be made available by its publisher, whether, following the occurrence of a market disruption event or force majeure event (as defined in the prospectus supplement), the settlement delivery obligation or cash settlement value of a purchase contract will be determined on a different basis than under normal circumstances, whether the purchase contract will be issued as part of a unit and, if so, the other securities comprising the unit and whether any unit securities will be subject to a security interest in Lehman Brothers Holdings' favor as described below, whether the purchase contract will be issued in global or non-global form, although, in any case, the form of a purchase contract included in a unit will correspond to the form of the unit and of any debt security or warrant included in that unit, the identities of any depositaries and any paying, transfer, calculation or other agents for the purchase contracts,

  any securities exchange or quotation system on which the purchase contracts or any securities deliverable in settlement of the purchase contracts may be listed, and any other terms of the purchase contracts.

     If Lehman Brothers Holdings issues a purchase contract as part of a unit, the prospectus supplement will state whether the contract will be separable from the other securities in the unit before the contract settlement date. A purchase contract issued in a unit in the United States may not be so separated before the 91st day after the unit is issued.

Calculation Agents

     Calculations relating to purchase contracts will be made by the calculation agent, an institution that Lehman Brothers Holdings appoints as its agent for this purpose. That institution may be an affiliate of Lehman Brothers Holdings, such as Lehman Brothers Inc. Lehman Brothers Holdings may appoint a different institution to serve as calculation agent from time to time after the original issue date of the purchase contract without your consent and without notifying you of the change. The initial calculation agent will be identified in the prospectus supplement.

No Limit On Issuance of Purchase Contracts

     There is no limit on the number of purchase contracts or other securities that Lehman Brothers Holdings may issue.

Governing Law

     Unless stated otherwise in the prospectus supplement, the purchase contracts and any governing documents will be governed by New York law.

DESCRIPTION OF UNITS

     Please note that in this section entitled "Description of Units", references to Lehman Brothers Holdings refer only to Lehman Brothers Holdings and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own units registered in their own names, on the books that Lehman Brothers Holdings or its agent maintains for this purpose, and not those who own beneficial interests in units registered in street name or in units issued in book-entry form through one or more depositaries. Owners of beneficial interests in the units should read the section below entitled "Book-Entry Procedures and Settlement".

General

     Lehman Brothers Holdings may issue units in such amounts and in as many distinct series as Lehman Brothers Holdings wishes. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the prospectus supplement. Those terms may vary from the terms described here.

     The units of a series will be issued under a separate unit agreement to be entered into between Lehman Brothers Holdings and one or more banks or trust companies, as unit agent, as set forth in the prospectus supplement. A form of each unit agreement, including a form of unit certificate representing each unit, reflecting the particular terms and provisions of a series of offered units will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of unit agreement when it has been filed by following the directions on page 6 or by contacting the applicable unit agent.

     The following briefly summarizes the material provisions of the unit agreements and the units. The specific terms of your unit as described in the prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. You should read carefully the prospectus supplement and the more detailed provisions of the unit agreement and the unit certificate, including the defined terms, for provisions that may be important to you. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your unit.

     Lehman Brothers Holdings may issue units comprised of one or more debt securities, warrants and purchase contracts in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

Information in the Prospectus Supplement

     The prospectus supplement may contain, where applicable, the following information about your unit:

  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  any provisions of the governing unit agreement that differ from those described below;

  whether the units will be issued in global or non-global form, although, in any case, the form of a unit will correspond to the form of the debt securities, warrants and/or purchase contracts included in that unit, the identities of the unit agent, any depositaries and any paying, transfer, calculation or other agents for the units,

  any securities exchange or quotation system on which the units and the securities separable therefrom may be listed, and any other terms of the units.

     The applicable provisions described in this section, as well as those described under "Description of Debt Securities", "Description of Warrants" and "Description of Purchase Contracts", will apply to each unit and to any debt security, warrant or purchase contract included in each unit, respectively.

Unit Agreements: Prepaid, Non-prepaid and Other

     Lehman Brothers Holdings will issue the units under one or more unit agreements to be entered into between Lehman Brothers Holdings and a bank or other financial institution, as unit agent. Lehman Brothers Holdings may add, replace or terminate unit agents from time to time. Lehman Brothers Holdings may also choose to act as its own unit agent. Lehman Brothers Holdings will identify the unit agreement under which your units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

     If a unit includes one or more purchase contracts and all those purchase contracts are prepaid purchase contracts, Lehman Brothers Holdings will issue the unit under a "prepaid unit agreement". Prepaid unit agreements will reflect the fact that the holders of the related units have no further obligations under the purchase contracts included in their units. If a unit includes one or more non-prepaid purchase contracts, Lehman Brothers Holdings will issue the unit under a "non-prepaid unit agreement". Non-prepaid unit agreements will reflect the fact that the holders have payment or other obligations under one or more of the purchase contracts comprising their units. Lehman Brothers Holdings may also issue units under other kinds of unit agreements, which will be described in the applicable prospectus supplement. In some cases, Lehman Brothers Holdings may issue units under one of its indentures.

     A unit agreement may also serve as the governing document for a security included in a unit. For example, a non-prepaid purchase contract that is part of a unit may be issued under and governed by the relevant unit agreement.

     This prospectus refers to prepaid unit agreements, non-prepaid unit agreements and other unit agreements, generally, as "unit agreements".

General Provisions of a Unit Agreement

     The following provisions will generally apply to all unit agreements unless otherwise stated in the prospectus supplement.

      Enforcement of Rights

     The unit agent under a unit agreement will act solely as Lehman Brothers Holdings's agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any registered holder of or owner of a beneficial interest in those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders or owners to enforce or protect their rights under the units or the included securities.

     Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement or unit agreement under which that security is issued. Those terms are described elsewhere in this prospectus under the sections relating to debt securities, warrants and purchase contracts.

     Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities and prepaid purchase contracts, that are included in those units. Limitations of this kind will be described in the prospectus supplement.

      Modification Without Consent of Holders

     Lehman Brothers Holdings and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

  to cure any ambiguity,

  to correct or supplement any defective or inconsistent provision, or to make any other change that Lehman Brothers Holdings believes is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

     Lehman Brothers Holdings does not need any approval to make changes that affect only units to be issued after the changes take effect. Lehman Brothers Holdings may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, Lehman Brothers Holdings does not need to obtain the approval of the holder of the unaffected unit; Lehman Brothers Holdings only needs to obtain any required approvals from the holders of the affected units.

     The foregoing applies also to any security issued under a unit agreement, as the governing document.

      Modification With Consent of Holders

     Lehman Brothers Holdings may not amend any particular unit or a unit agreement with respect to any particular unit unless Lehman Brothers Holdings obtains the consent of the holder of that unit, if the amendment would:

  impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right, impair the right of the holder to purchase or sell, as the case may be, the purchase contract property under any non-prepaid purchase contract issued under the unit agreement, or to require delivery of or payment for that property when due, or reduce the percentage of outstanding units of any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

     Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

  If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series.

  If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

     These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

      In each case, the required approval must be given by written consent.

      Unit Agreements Will Not Be Qualified Under Trust Indenture Act

     No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Additional Provisions of a Non-Prepaid Unit Agreement

     In addition to the provisions described above, a non-prepaid unit agreement will include the following provisions.

      Obligations of Unit Holder

      Each holder of units issued under a non-prepaid unit agreement will:

  be bound by the terms of each non-prepaid purchase contract included in the holder's units and by the terms of the unit agreement with respect to those contracts, and appoint the unit agent as its authorized agent to execute, deliver and perform on the holder's behalf each non-prepaid purchase contract included in the holder's units.

     The unit agreement for a unit that includes a non-prepaid purchase contract will also include provisions regarding the holder's pledge of collateral and special settlement provisions. These are described above under "Description of Purchase Contracts--Additional Terms of Non-Prepaid Purchase Contracts".

      Assumption of Obligations by Transferee

     When the holder of a unit issued under a non-prepaid unit agreement transfers the unit to a new holder, the new holder will assume the obligations of the prior holder with respect to each non-prepaid purchase contract included in the unit, and the prior holder will be released from those obligations. Under the non-prepaid unit agreement, Lehman Brothers Holdings will consent to the transfer of the unit, to the assumption of those obligations by the new holder and to the release of the prior holder, if the transfer is made in accordance with the provisions of that agreement.

Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

     The unit agreements will not restrict Lehman Brothers Holdings's ability to merge or consolidate with, or sell its assets to, another firm or to engage in any other transactions. If at any time Lehman Brothers Holdings merges or consolidates with, or sells its assets substantially as an entirety to, another firm, the successor company will succeed to and assume Lehman Brothers Holdings' obligations under the unit agreements. Lehman Brothers Holdings will then be relieved of any further obligation under these agreements and, in the event of any such merger, consolidation or sale, Lehman Brothers Holdings as the predecessor corporation may at any time thereafter be dissolved, wound up or liquidated.

     The unit agreements will not include any restrictions on Lehman Brothers Holdings' ability to put liens on its assets, including Lehman Brothers Holdings' interests in its subsidiaries. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

No Limit on Issuance of Units

     There is no limit on the number of units or other securities that Lehman Brothers Holdings may issue.

Governing Law

     Unless otherwise stated in the prospectus supplement, the unit agreements and the units will be governed by New York law.

FORM, EXCHANGE AND TRANSFER

     Securities will only be issued in registered form; no securities will be issued in bearer form. Lehman Brothers Holdings will issue each debt security, warrant, purchase contract or unit in book-entry form only, unless otherwise specified in the prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under "Book-Entry Procedures and Settlement".

     If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

  The securities will be issued in fully registered form in denominations stated in the prospectus supplement. Holders may exchange their securities for debt securities, warrants, purchase contracts or units, as the case may be, of the same series of smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

  Holders may exchange, transfer, present for payment or exercise their securities at the office of the trustee, warrant agent, unit agent or other agent indicated in the prospectus supplement. They may also replace lost, stolen, destroyed or mutilated securities at that office.
  Lehman Brothers Holdings may appoint another entity to perform these functions or may perform them itself.

  Holders will not be required to pay a service charge to transfer or exchange their securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if Lehman Brothers Holdings' transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

  If Lehman Brothers Holdings has the right to redeem, accelerate or settle any securities before their maturity or expiration, and Lehman Brothers Holdings exercises that right as to less than all those securities, Lehman Brothers Holdings may block the transfer or exchange of those securities during the period beginning 15 days before the day Lehman Brothers Holdings mails the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. Lehman Brothers Holdings may also refuse to register transfers of or exchange any security selected for early settlement, except that Lehman Brothers Holdings will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

  If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.
BOOK-ENTRY PROCEDURES AND SETTLEMENT

     Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

     Purchasers of securities may only hold interests in the global securities through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary--banks, brokerage houses and other institutions that maintain securities accounts for customers--that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom".

     The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded securities are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

     A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

  DTC is unwilling or unable to continue as depositary for such global security and Lehman Brothers Holdings does not appoint a qualified replacement for DTC within 90 days; or

  Lehman Brothers Holdings in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

     Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount or aggregate number of warrants or units, as the case may be. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

     In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments, notices of redemption and other notices to security holders will mean payments, notices of redemption and other notices to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

     Lehman Brothers Holdings will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Clearstream and Euroclear

     Links have been established among DTC, Clearstream Banking, societe anonyme, Luxembourg ("Clearstream Banking SA") and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the U.S.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

     Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

     Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

     When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant's account. Credit for the book-entry securities will appear on the next day (European time).

     Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

     When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant's account would instead be valued as of the actual settlement date.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The prospectus supplement will contain a summary of the material U.S. federal income tax consequences to U.S. persons investing in offered securities. The summary of U.S. federal income tax consequences contained in the prospectus supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. You are urged to consult your own tax advisor prior to any acquisition of offered securities.

PLAN OF DISTRIBUTION

     Lehman Brothers Holdings may offer the offered securities in one or more of the following ways from time to time:

  to or through underwriters or dealers;

  by itself directly;

  through agents; or

  through a combination of any of these methods of sale.

     Any such underwriters, dealers or agents may include Lehman Brothers Inc. or other affiliates of Lehman Brothers Holdings.

     The prospectus supplement relating to a particular offering of securities will set forth the terms of such offering, including:

  the name or names of any underwriters, dealers or agents;

  the purchase price of the offered securities and the proceeds to Lehman Brothers Holdings from such sale;

  any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

  the initial public offering price;

  any discounts or concessions to be allowed or reallowed or paid to dealers; and

  any securities exchanges on which such offered securities may be listed.

     Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

     In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

  A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

  A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

  A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

     These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

     If dealers are utilized in the sale of offered securities, Lehman Brothers Holdings will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

     Offered securities may be sold directly by Lehman Brothers Holdings to one or more institutional purchasers, or through agents designated by Lehman Brothers Holdings from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Lehman Brothers Holdings to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable prospectus supplement, Lehman Brothers Holdings will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Lehman Brothers Holdings at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

     Lehman Brothers Inc., the U.S. broker-dealer subsidiary of Lehman Brothers Holdings, is a member of the National Association of Securities Dealers, Inc. and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Lehman Brothers Inc. participates will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the NASD. Furthermore, any underwriters offering the offered securities will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.

     This prospectus together with any applicable prospectus supplement may also be used by Lehman Brothers Inc. and other affiliates of Lehman Brothers Holdings in connection with offers and sales of the offered securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Such affiliates may act as principals or agents in such transactions. Such affiliates have no obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

     Underwriters, dealers and agents may be entitled, under agreements with Lehman Brothers Holdings, to indemnification by Lehman Brothers Holdings relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Lehman Brothers Holdings and affiliates of Lehman Brothers Holdings in the ordinary course of business.

     Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

United Kingdom Selling Restrictions

      Each underwriter will represent and agree that:

  it has not offered or sold and prior to the date six months after the date of issue of the offered securities will not offer or sell offered securities in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the offered securities in, from or otherwise involving the United Kingdom; and

  it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the offered securities to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisement) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.
ERISA CONSIDERATIONS

     Lehman Brothers Holdings has subsidiaries, including Lehman Brothers Inc., that provide services to many employee benefit plans. Lehman Brothers Holdings and any direct or indirect subsidiary of Lehman Brothers Holdings may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986 (the "Code"), relating to many employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan relating to which Lehman Brothers Holdings or any direct or indirect subsidiary of Lehman Brothers Holdings is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the offered securities should consult with its legal counsel.

LEGAL MATTERS

     Barrett S. DiPaolo, Vice President and Associate General Counsel of Lehman Brothers Holdings, has rendered an opinion to Lehman Brothers Holdings regarding the validity of the securities offered by the prospectus. Simpson Thacher & Bartlett, New York, New York, or other counsel identified in the applicable prospectus supplement, will act as legal counsel to the underwriters. Simpson Thacher & Bartlett has from time to time acted as counsel for Lehman Brothers Holdings and its subsidiaries and may do so in the future.

EXPERTS

     The consolidated financial statements and financial statement schedule of Lehman Brothers Holdings Inc. as of November 30, 2000 and 1999, and for each of the years in the three-year period ended November 30, 2000, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and such report are incorporated by reference in Lehman Brothers Holdings' annual report on Form 10-K for the year ended November 30, 2000, and incorporated by reference in this prospectus. The consolidated financial statements of Lehman Brothers Holdings referred to above are incorporated by reference in this prospectus in reliance upon such report given on the authority of said firm as experts in accounting and auditing. To the extent that Ernst & Young LLP audits and reports on consolidated financial statements of Lehman Brothers Holdings issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their report given on said authority.

$

LEHMAN BROTHERS HOLDINGS INC.

EXCHANGEABLE TRACKER NOTES Due May       , 2007
Performance Linked to CBOE S&P 500® BUYWRITESM Index

PROSPECTUS SUPPLEMENT
MAY       , 2005

(INCLUDING PROSPECTUS
DATED JUNE 21, 2001)

LEHMAN BROTHERS